Filed Pursuant to Rule 424(b)(2)

Registration No. 333-119615

The information in this prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 13, 2005

Prospectus Supplement

(To Prospectus Dated November 1, 2004)

Citigroup Global Markets Holdings Inc.

INDEX LINKED NOTES

2005-2 Dynamic Portfolio Index

Dow Jones - AIG Commodity Index Total Return

Principal Protected Callable Notes with Income Based Upon Potential Annual Appreciation of the 2005-2 Dynamic Portfolio IndexSM

notes

Due                  , 2011

$10.00 per note

•	The notes will mature on , 2011, unless called earlier by us.

•	At maturity, you will receive $10 in cash for each $10 principal amount of notes held by you.

•	We expect to pay interest, if any, in cash annually. The interest payable on the notes will vary and may be zero. The interest on the notes for any year will be based upon the appreciation, if any, of the 2005-2 Dynamic Portfolio Index for that year, subject to the limitations described in this prospectus supplement.

•	The 2005-2 Dynamic Portfolio Index is designed to maintain its value at or close to 100 at maturity while providing exposure to (1) the Dow Jones-AIG Commodity Index Total ReturnSM, which tracks the returns on nineteen exchange-traded futures contracts of physical commodities plus returns of 3-month U.S. Treasury bills, and (2) certain fixed rate notional bonds.

•	The amount of the value of the 2005-2 Dynamic Portfolio Index allocated to the Dow Jones-AIG Commodity Index Total Return portfolio may equal up to 150% of the value of the 2005-2 Dynamic Portfolio Index. The allocation may be irreversibly reduced to zero in some circumstances.

•	The notes will be called if during any semi-annual call period the annualized return on the notes to date is at least 10% and other conditions described in this prospectus supplement are met.

•	The Underwriter presently intends to make a market in the notes. The notes will not be listed on any exchange.

Investing in the notes involves a number of risks. See “ Risk Factors” beginning on page S-15.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus and prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note		Total
Public Offering Price		$10.00	$
Underwriting Discount	$		$
Proceeds to Citigroup Global Markets Holdings Inc. (before expenses)	$		$

The underwriter expects to deliver the notes to purchasers on or about             , 2005.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

                     , 2005

SUMMARY

This summary highlights selected information from the accompanying prospectus and this prospectus supplement to help you understand the Principal Protected Callable Notes with Income Based Upon the Potential Annual Appreciation of the 2005-2 Dynamic Portfolio IndexSM. You should carefully read this entire prospectus supplement and the accompanying prospectus to understand fully the terms of the notes, certain information regarding how the 2005-2 Dynamic Portfolio Index is calculated and maintained, as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should, in particular, carefully review the section entitled “Risk Factors,” which highlights a number of risks, to determine whether an investment in the notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this prospectus supplement and the accompanying prospectus.

Overview

The notes offer the potential for variable income to be paid annually along with the safety of principal protection at the earlier of the call date or the maturity date. The annual interest payment, if any, will be based upon the annual appreciation of the 2005-2 Dynamic Portfolio Index, subject to the limitations described in this prospectus supplement. The 2005-2 Dynamic Portfolio Index is designed to maintain its value at or close to 100 at maturity while providing exposure to (1) the Dow Jones-AIG Commodity Index Total ReturnSM (the “Commodity Index”), which tracks the returns on nineteen exchange-traded futures contracts of physical commodities plus returns of the 3-month U.S. Treasury bills and (2) certain fixed rate notional bonds. Because the allocation to the Commodity Index within the 2005-2 Dynamic Portfolio Index is driven by a dynamic allocation formula described herein, the performance of the 2005-2 Dynamic Portfolio Index will not track the performance of the Commodity Index.

Issuer	Citigroup Global Markets Holdings Inc.
Securities Offered	Commodity Index Linked Principal Protected Callable Notes

Issue Price	$10

Issue Date	February [ ], 2005

Payment at Maturity	$10

Interest

Variable based upon the performance of the Dynamic Portfolio Index and may be zero. Interest will be paid annually on or about the anniversary of the date on which the notes are issued, commencing in February 2006.

Final Maturity Date	Approximately 6 years after the date on which the notes are issued.

Mandatory Call

The notes will be called in whole by the Issuer during any of the semi-annual five index business day periods commencing on February     , 2008 if the sum of 1/10 of the value of the 2005-2 Dynamic Portfolio Index and all annual interest paid on each $10 principal amount of notes up to such date minus the unamortized repurchase spread results in an annualized return on the notes of at least approximately 10% per annum (compounded annually) up to the call date, and other conditions are satisfied.

2005-2 Dynamic Portfolio Index

An index that measures the performance of a hypothetical investment dynamically allocated between the Commodity Index and a notional bond portfolio that is designed to maintain the value of the 2005-2 Dynamic Portfolio Index at or above 100 at maturity.

Commodity Index	Dow Jones-AIG Commodity Index Total ReturnSM

Target Commodity Index Initial Allocation	Approximately %

Costs	The Dynamic Portfolio Adjustment Factor, the Notional Participation Facility Fee and the Commodity Index Adjustment Factor will reduce the value of the 2005-2 Dynamic Portfolio Index

Secondary Trading

The notes will not be listed on any exchange. There is currently no secondary market for the notes. Citigroup Global Markets Inc. currently intends, but is not obligated, to make a market in the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes.

The price of the notes prior to maturity will depend on various interrelated market factors including supply and demand. Sales prior to maturity will be subject to a Repurchase Spread.

Repurchase Spread	Initially $0.35 and declining over the life of the notes.

Selected Purchase Considerations

•	Principal Protection—The payment you receive at maturity or if we call the notes will not be less than the principal amount of the notes.
•	Income Potential—The notes offer the potential for income based on the appreciation, if any, of the 2005-2 Dynamic Portfolio Index each year. The interest payable on the notes will vary and may be zero. We expect to pay interest, if any, in cash annually. The interest on the notes for any year will reflect the appreciation, if any, of the 2005-2 Dynamic Portfolio Index for that year, subject to limitations designed to avoid a complete reallocation of the 2005-2 Dynamic Portfolio Index to the notional bond portfolio. The 2005-2 Dynamic Portfolio Index allocates notional investments between the Dow Jones-AIG Commodity Index Total Return portfolio and either notional U.S. Treasury strips or notional discount bonds. The amounts allocated to the Dow Jones-AIG Commodity Index Total Return portfolio and the notional bond portfolio will be determined according to a pre-determined methodology and will vary during the term of the notes in response to changes in market conditions. In general, reallocations are designed to maximize the 2005-2 Dynamic Portfolio Index’s participation in any appreciation of the Dow Jones-AIG Commodity Index Total Return while maintaining the value of the 2005-2 Dynamic Portfolio Index at or above 100.00 at maturity.
•	Potential Diversification—The performance of the notes may not correlate well with that of investments in stocks or bonds.
•	Commodities Exposure—The notes provide a broad based exposure to the commodities market without directly investing in physical commodities or futures. However, because a portion of each $10 investment will be allocated to the notional bond portfolio, you will not have complete exposure to the commodities market at all times, and may not have complete exposure at any time, during the term of the notes.
•	Low Minimum Investment—Each note costs $10.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” section of this prospectus supplement. Some of these risks are summarized here.

•	You Will Be Trading Off Potential Return for Principal Protection—As a trade-off for receiving a principal protected investment, you will not participate in all of the return of the Commodity Index over the term of the notes.
•	The Annual Interest Payments Will Vary and May be Zero —The interest payable on the notes will vary and may be zero. The interest on the notes for any year will depend on the appreciation, if any, of the 2005-2 Dynamic Portfolio Index for that year and the limitations designed to avoid a complete reallocation of the 2005-2 Dynamic Portfolio Index to the notional bond portfolio. If the value of the 2005-2 Dynamic Portfolio Index allocated to the Dow Jones-AIG Commodity Index Total Return portfolio falls to zero at any time during the term of the notes, interest will not be paid thereafter, except possibly at maturity.
•	You May Not Benefit from All of the Annual Appreciation of the 2005-2 Dynamic Portfolio Index—In order to avoid a complete reallocation of the 2005-2 Dynamic Portfolio Index to the notional bond portfolio, the interest payment you receive, if any, will reflect the full annual appreciation of the 2005-2 Dynamic Portfolio Index only if the closing value of the 2005-2 Dynamic Portfolio Index one index business day prior to the then-current Annual DPI Return Date (or on the then-current Annual DPI Return Date if an Annual DPI Return Date coincides with the Valuation Date) and the closing value of the 2005-2 Dynamic Portfolio Index on the immediately preceding Annual DPI Return Date (or 100.00 for the first and last Annual DPI Return Date) exceed 105% of the then-current Bond Floor one index business day prior to the then-current Annual DPI Return Date (or 100% of the then-current Bond Floor if an Annual DPI Return Date coincides with the Valuation Date).
•	The Payment of Interest on the Notes Will Limit Your Participation in any Future Appreciation of the Notional Investments Represented by the 2005-2 Dynamic Portfolio Index—If interest is paid, the value of the 2005-2 Dynamic Portfolio Index will be reduced on each Annual DPI Return Date by the Annual DPI Return Amount if the Annual DPI Return Amount is greater than zero through notional sales of Commodity Index units and bond units. As a result, you will not be able to participate as fully in any future appreciation of the value of the notional investments in the Commodity Index portfolio as you would have if the amount reflecting the annual appreciation of the 2005-2 Dynamic Portfolio Index remained in the 2005-2 Dynamic Portfolio Index each year rather than paid to you in the form of interest.
•	Our Ability to Call the Notes Will Limit the Potential Return on Your Investment in the Notes—If we are required to call the notes, your ability to participate in any increases in the value of the Dow Jones-AIG Commodity Index Total Return from the preceding Annual DPI Return Date will cease on the day on which the call payment is determined, which is one index business day after the call date. If we call the notes, you will receive a call payment in cash in an amount that, together with all other payments made on the notes from the date of issuance to and including the preceding Annual Interest Payment Date, may provide a yield to call of less than approximately 10% per annum (compounded annually) if the value of the 2005-2 Dynamic Portfolio Index decreases on the index business day following the call date.
•	The Use of Notional Borrowed Funds Will Magnify the Effect of Changes in the Value of the Dow Jones-AIG Commodity Index Total Return on the Value of the 2005-2 Dynamic Portfolio Index—The notional investment in the Dow Jones-AIG Commodity Index Total Return portfolio may involve, through the Notional Participation Facility, the use of notional borrowed funds. The use of notional borrowed funds will increase the 2005-2 Dynamic Portfolio Index’s exposure to movements in the value of the Dow Jones-AIG Commodity Index Total Return and will therefore make the 2005-2 Dynamic Portfolio Index more volatile than the Dow Jones-AIG Commodity Index Total Return. Accordingly, if the value of the Dow Jones-AIG Commodity Index Total Return decreases when notional borrowed funds are outstanding under the Notional Participation Facility, the value of the 2005-2 Dynamic Portfolio Index will decrease by a greater amount than will the value of the Dow Jones-AIG Commodity Index Total Return.
•	You May Not Be Able to Sell Your Notes If an Active Trading Market for the Notes Does Not Develop—The notes will not be listed on any exchange. There is currently no secondary market for the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. Although Citigroup Global Markets Inc. intends to make a market in the notes, it is not obligated to do so.
•	The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity May Be Substantially Less Than the Amount You Originally Invest—Due to changes in the values of the futures contracts underlying the Dow Jones-AIG Commodity Index, interest rates, other economic conditions and Citigroup Global Markets Holdings’ perceived creditworthiness, the notes may trade at prices below their initial issue price and you could receive substantially less than the amount of your original investment if you sell your notes prior to maturity.
•	The Annual Interest Payments Are Subject to Market Risks—The annual interest payments, if any, are linked to the performance of, and allocation of the value of the 2005-2 Dynamic Portfolio Index to, the Dow Jones-AIG Commodity Index Total Return portfolio, which will fluctuate in response to market conditions, and the prices of the futures contracts and the Treasury securities underlying the Dow Jones-AIG Commodity Index Total Return. In addition, the trading value of the notes may be affected by changes in interest rates. As a result, your return on the notes may be less than the yield on a conventional fixed-rate, non-callable debt security of Citigroup Global Markets Holdings of comparable maturity.
•	U.S. Federal Income Tax Treatment of the Notes—Citigroup Global Markets Holdings and each holder agree to treat the notes as subject to contingent debt treatment for U.S. federal income tax purposes and any gain recognized by U.S. holders on the notes generally will be treated as ordinary income rather than capital gains.

SUMMARY—Q&A

What Are the Notes?

The notes are a series of unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. The notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Global Markets Holdings. The notes mature on             , 2011 and do not provide for earlier redemption by you.

Each note represents a principal amount of $10 and a notional investment in  1/10 of the value of the 2005-2 Dynamic Portfolio Index, which has an initial value of 100.00. You may transfer the notes only in units of $10 and integral multiples of $10. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the notes in the form of a global certificate, which will be held by The Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the securities through the accounts those systems maintain with DTC. You should refer to the section “Description of the Notes—Book-Entry System” in this prospectus supplement and the section “Book-Entry Procedures and Settlement” in the accompanying prospectus.

What Does “Principal-Protected” Mean?

“Principal-protected” means that your principal investment in the notes is not at risk at maturity or call of the notes if there is a decline in the 2005-2 Dynamic Portfolio Index.

What Will I Receive at Maturity of the Notes?

If we do not call the notes, at maturity you will receive the principal amount of $10.

How Will the Return on the Notes Be Determined?

Your return on the notes will comprise annual interest payments, if any. The interest payable on the notes will vary and may be zero. The interest on the notes for any year will reflect the appreciation, if any, of the 2005-2 Dynamic Portfolio Index for that year, subject to limitations designed to avoid a complete reallocation of the 2005-2 Dynamic Portfolio Index to the notional bond portfolio.

Will I Receive Interest on the Notes?

The interest payable on the notes will vary and may be zero. We expect to pay interest, if any, in cash annually on the      day of each February or, if such day is not a business day, on the next succeeding business day, beginning on                     , 2006 (each, an “Annual Interest Payment Date”). The interest on the notes for any year will reflect the appreciation, if any, of the 2005-2 Dynamic Portfolio Index for that year, subject to limitations designed to avoid a complete reallocation of the 2005-2 Dynamic Portfolio Index to the notional bond portfolio and will equal, for each note,  1/10 of the Annual DPI Return Amount.

For more information about interest payable on the notes, including the calculation of interest payments and the Annual DPI Return Amount, you should refer to the sections “Description of the Notes—Interest” and “Description of the 2005-2 Dynamic Portfolio Index—The Annual DPI Return Amount” in this prospectus supplement.

Where Can I Find Examples of Hypothetical Annual Interest Payments?

For a table setting forth hypothetical annual interest payments, see “Description of the Notes—Annual Interest Payment—Hypothetical Calculations” in this prospectus supplement.

What Are the Costs Associated With an Investment In the Notes?

The costs associated with an investment in the notes are summarized below:

Index	Associated Costs
2005-2 Dynamic Portfolio Index

•   The Dynamic Portfolio Adjustment Factor will equal the sum of (1) approximately 0.67% of the initial level of the 2005-2 Dynamic Portfolio Index and (2) approximately 1.25% (approximately 0.50%, if the allocation to the Commodity Index is zero) of the greater of the initial value and the value of the 2005-2 Dynamic Portfolio Index allocated to the Commodity Index at the end of the previous index business day, and will reduce the value of the Commodity Index portfolio and the notional bond portfolio, and therefore the value of the 2005-2 Dynamic Portfolio Index, on a daily basis; and

•   The Notional Participation Facility Fee will accrue daily on the notional borrowed funds, if any, outstanding under the Notional Participation Facility at a rate equal to the effective Federal Funds Rate plus 1.00% and will reduce the value of the 2005-2 Dynamic Portfolio Index on a daily basis. The Notional Participation Facility is a notional financing facility that permits the allocation to the Commodity Index portfolio to exceed 100% of the value of the
2005-2 Dynamic Portfolio Index, subject to a maximum of 150%. We expect that no notional borrowed funds will be outstanding under the Notional Participation Facility on the date the notes are priced for initial sale to the public.

•   The Commodity Index Adjustment Factor will equal the product of (1) the number of Commodity Index units within the 2005-2 Dynamic Portfolio Index at the close of business on the previous index business day, (2) the closing level of the Commodity Index on the previous index business day, (3) a rate of approximately 0.50% per annum (or 0% if the allocation to the Commodity Index falls to zero) and (4) ( 1/365), and will reduce the value of the 2005-2 Dynamic Portfolio Index on a daily basis. The Commodity Index Adjustment Factor represents the anticipated notional costs associated with “rolling” each of the futures contracts on the commodities included in the Commodity Index several times per year, as described further in “Description of the Dow Jones-AIG Commodity Index Total Return—The Commodity Index is a Rolling Index.”

What Will I Receive if Citigroup Global Markets Holdings Calls the Notes?

We will call the notes, in whole, but not in part, during any of the semi-annual five index business day periods commencing on February     , 2008 (one index business day after the third Annual DPI Return Date) and ending on or about six months prior to the valuation date if, on any index business day during any five index business day period (each such day, a “call date”), the following conditions are satisfied:

•	the closing value of the 2005-2 Dynamic Portfolio Index is equal to or greater than approximately 105.00; and

•	the sum of 1/10 of the value of the 2005-2 Dynamic Portfolio Index and all annual interest paid on each $10 principal amount of notes up to such date minus the unamortized repurchase spread results in an annualized return on the notes of at least approximately 10% per annum (compounded annually) up to the call date;

provided that the value of the Commodity Index has not declined by approximately 8% or more by 11:00 a.m., New York City time, on the immediately succeeding index business day from its closing value on the call date.

If we call the notes, you will receive for each note a payment in cash equal to  1/10 of the closing value of the 2005-2 Dynamic Portfolio Index one index business day after the call date, which we refer to as the Call Valuation Date, minus the unamortized repurchase spread (as determined by the calculation agent), but not less than $10.

Payment of the call price will be made no later than 15 index business days after the call date. Such payment will be made to the person in whose name a note is registered at the close of business on the call date.

Your ability to participate in any increases in the value of the Dow Jones-AIG Commodity Index Total Return from the preceding Annual DPI Return Date will cease on the day on which the call payment is determined. If we call the notes, your call payment, together with all other payments made on the notes from the date of issuance to and including the preceding Annual Interest Payment Date, may provide a yield to call of less than approximately 10% per annum (compounded annually) if the value of the 2005-2 Dynamic Portfolio Index decreases on the index business day following the call date. You should refer to “Risk Factors—Risk Factors Relating to the Notes—The Notes Are Subject to Being Called, Which Will Limit the Potential Return on Your Investment in the Notes” in this prospectus supplement.

Please note that if we are not required to call the notes, your investment in the notes will continue for the full six-year term of the notes, which mature on                     , 2011.

What Is the 2005-2 Dynamic Portfolio Index and What Does It Measure?

The 2005-2 Dynamic Portfolio Index allocates notional investments between the Commodity Index portfolio and either notional U.S. Treasury strips or notional discount bonds, which we refer to as the notional bond portfolio. The allocation between the Commodity Index and the notional bond portfolio will change during the term of the notes pursuant to a pre-determined reallocation methodology. Reallocations are designed to maximize the 2005-2 Dynamic Portfolio Index’s participation in any appreciation of the Commodity Index while maintaining the value of the 2005-2 Dynamic Portfolio Index at or above 100.00 at maturity. Using notional borrowed funds available through the Notional Participation Facility, the amount of the 2005-2 Dynamic Portfolio Index allocated to the Commodity Index portfolio could be increased up to 150% of the value of the 2005-2 Dynamic Portfolio Index if the value of the Commodity Index increases sufficiently, but the allocation of the 2005-2 Dynamic Portfolio Index to the Commodity Index portfolio could be as low as zero if the value of the Commodity Index or interest rates decrease sufficiently. If the amount allocated to the Commodity Index portfolio falls to zero at any time during the term of the notes, it will remain zero and interest will not be paid thereafter, except at maturity to the extent that the value of the 2005-2 Dynamic Portfolio Index exceeds 100.00.

The value of the 2005-2 Dynamic Portfolio Index on any index business day will equal the sum of the Commodity Index portfolio and the notional bond portfolio, minus the following:

•	any notional borrowed funds outstanding under the Notional Participation Facility;

•	a 2005-2 Dynamic Portfolio Index adjustment factor;

•	a Commodity Index adjustment factor; and

•	on an Annual DPI Return Date, the Annual DPI Return Amount, if any.

You should refer to “Description of the 2005-2 Dynamic Portfolio Index—Calculation of the 2005-2 Dynamic Portfolio Index ” in this prospectus supplement.

You can find out the value of the 2005-2 Dynamic Portfolio Index as of any index business day by contacting the broker or financial advisor through whom you own your notes.

How Will the Annual DPI Return Amount Be Calculated?

The Annual DPI Return Date will occur on the day five index business days prior to the Annual Interest Payment Date, commencing on                 , 2005. For each Annual DPI Return Date except the Annual DPI Return Date that coincides with the day that is five index business days prior to the maturity date, which we refer to as the Valuation Date, the Annual DPI Return Amount will equal the following:

Annual Ending Value – Adjusted Annual Starting Value

where:

Annual Ending Value	is the value of the 2005-2 Dynamic Portfolio Index at the close of business one index business day before the current Annual DPI Return Date; and

Adjusted Annual Starting Value	is the greater of (1) the value of the 2005-2 Dynamic Portfolio Index on the preceding Annual DPI Return Date (or 100.00 in the case of the first and last Annual DPI Return Date) and (2) 105% of the Bond Floor one index business day before the current Annual DPI Return Date (or 100% of the then-current Bond Floor if an Annual DPI Return Date coincides with the Valuation Date), provided that the Annual DPI Return Amount cannot be less than or equal to zero.

For the Annual DPI Return Date that coincides with the Valuation Date, the Annual DPI Return Amount will equal the following:

Final Annual Ending Value – 100.00

where:

Final Annual Ending Value	is the closing value of the 2005-2 Dynamic Portfolio Index on the final Annual DPI Return Date,

provided that the Annual DPI Return Amount cannot be less than or equal to zero.

In the event of an Annual DPI Return Amount greater than zero, the 2005-2 Dynamic Portfolio Index will be reduced on the Annual DPI Return Date based on the Annual DPI Return Amount. The calculation agent will effect this reduction by reducing the number of units in the Commodity Index portfolio and the national bond portfolio by the number of units of each with an aggregate value as of the close of business on the previous index business day equal to their pro rata portions of the 2005-2 Dynamic Portfolio Index at such time. If the amount of the 2005-2 Dynamic Portfolio Index allocated to the Commodity Index portfolio falls to zero at any time during the term of the notes, the Annual DPI Return Amount will thereafter be zero, except at maturity.

An Annual DPI Return Amount greater than zero will cause a Reallocation Event even if the value of the Commodity Index has not fallen.

Can You Tell Me More About the 2005-2 Dynamic Portfolio Index Reallocation Methodology?

The reallocation methodology determines the portion of the 2005-2 Dynamic Portfolio Index allocated to the Commodity Index portfolio and the notional bond portfolio according to a predetermined formula that is described below in “Description of the 2005-2 Dynamic Portfolio Index—Reallocation of the 2005-2 Dynamic Portfolio Index .” The reallocation methodology will allow the 2005-2 Dynamic Portfolio Index to have varying exposure to the Commodity Index over the term of the notes and, in general, is designed to maximize the 2005-2 Dynamic Portfolio Index’s participation in any appreciation of the Commodity Index while maintaining the value of the 2005-2 Dynamic Portfolio Index at or above 100.00 at maturity. You should refer to “Description of the 2005-2 Dynamic Portfolio Index—Calculation of the 2005-2 Dynamic Portfolio Index” in this prospectus supplement.

A Reallocation Event will occur and a reallocation will be effected (1) upon the determination of an Annual DPI Return Amount greater than zero (as described in “The Description of the 2005-2 Dynamic Portfolio Index—The Annual DPI Return Amount” in this prospectus supplement) (even if the value of the Commodity Index has not fallen), (2) following an approximately 8% decrease, by 11:00 a.m., New York City time, on any index business day, in the aggregate value of the futures contracts underlying the Commodity Index that are approaching their delivery date in the upcoming month from their aggregate closing value on the previous index business day, and (3) when the ratio of (x) the difference between the value of the 2005-2 Dynamic Portfolio Index and the Bond Floor to (y) the value of the 2005-2 Dynamic Portfolio Index allocated to the Commodity Index portfolio is less than or greater than certain predetermined ratios. In general, the allocation of the value of the 2005-2 Dynamic Portfolio Index to the Commodity Index portfolio may increase following increases in the value of the Commodity Index (which increases the difference between the value of the 2005-2 Dynamic Portfolio Index and the Bond Floor). Using notional borrowed funds available through the Notional Participation Facility, the amount of the 2005-2 Dynamic Portfolio Index allocated to the Commodity Index portfolio may equal up to 150% of the value of the 2005-2 Dynamic Portfolio Index. In general, the allocation of the value of the 2005-2 Dynamic Portfolio Index to the Commodity Index portfolio may decrease following decreases in the value of the Commodity Index. In some circumstances, the amount of the value of the 2005-2 Dynamic Portfolio Index allocated to the Commodity Index portfolio may be reduced to zero.

What Is the Notional Bond Portfolio?

The notional bond portfolio will comprise either notional U.S. Treasury strips or notional discount bonds. If the allocation to the Commodity Index portfolio is greater than zero, the notional bond portfolio will comprise notional U.S. Treasury strips. If the allocation to the Commodity Index portfolio is zero, the notional bond portfolio will comprise notional discount bonds paying a coupon of approximately 1.17% per annum daily. A portion of the notional coupons on the notional discount bonds may be reinvested at the close of business on each index business day in the notional bond portfolio through the purchase of additional notional bond units.

The value of the notional discount bonds comprising the notional bond portfolio is not intended to represent or indicate that any such bonds or portfolio of bonds exists, is capable of being traded or represents the obligation of any issuer (including the U.S. Treasury). You should refer to “Risk Factors— Risk Factors Relating to the 2005-2 Dynamic Portfolio Index—The Value of the 2005-2 Dynamic Portfolio Index May Be Affected by the Interest Rate Risk Associated with the Notional Bond Portfolio” in this prospectus supplement.

What Are the Consequences of a Zero Allocation to the Commodity Index Portfolio?

If the value of the 2005-2 Dynamic Portfolio Index allocated to the Commodity Index portfolio falls to zero, it will remain zero for the remaining term of the notes and you will not participate in any subsequent increase in the value of the Commodity Index. Since the amount of the interest payments, if any, will depend on the Annual DPI Return Amount, which will depend in turn on the allocation of the 2005-2 Dynamic Portfolio Index to the Commodity Index portfolio, if the value of the 2005-2 Dynamic Portfolio Index allocated to the Commodity Index portfolio is zero, interest will not be paid thereafter, except at maturity to the extent that the value of the 2005-2 Dynamic Portfolio Index exceeds 100.00. You should refer to “Risk Factors—Risk Factors Relating to the 2005-2 Dynamic Portfolio Index—A Zero Allocation to the Dow Jones–AIG Commodity Index Total Return Portfolio Will Reduce Your Return on the Notes” in this prospectus supplement.

What Is the Bond Floor?

The “Bond Floor” at any time is the sum of the discounted present values of:

(1)	100.00; and

(2)	the Dynamic Portfolio Adjustment Factor that applies when the allocation to the Commodity Index is zero for each day during the remaining term of the notes through and including the fifth index business day before maturity on a 2005-2 Dynamic Portfolio Index with a value of 100.00.

The component of the Bond Floor equal to 100.00 will be discounted from the fifth index business day before maturity. The component of the Bond Floor equal to the value of the Dynamic Portfolio Adjustment Factor for each day during the remaining term of the notes through and including the fifth index business day before maturity will be discounted from the day that the Dynamic Portfolio Adjustment Factor will be calculated and deducted. Accordingly, the Bond Floor will increase in response to decreases in interest rates and will decrease in response to increases in interest rates. You should refer to “Description of the 2005-2 Dynamic Portfolio Index—The Annual DPI Return Amount—The Bond Floor” in this prospectus supplement.

What Is a “Notional” Investment or Transaction?

A “notional” investment or transaction is a hypothetical investment or transaction in which actual securities are not purchased or sold. The values of the 2005-2 Dynamic Portfolio Index and the notional bond portfolio will be calculated based on notional investments during the term of the notes, but neither we nor the calculation agent will be required to engage in actual transactions in order to calculate such values.

What Is the Dynamic Portfolio Adjustment Factor?

The Dynamic Portfolio Adjustment Factor will accrue daily on the basis of a 365-day year and on any day will equal the product of (1/365) and the sum of:

(1)	approximately 0.67% of the initial level of the 2005-2 Dynamic Portfolio Index; and

(2)	approximately 1.25% (approximately 0.50% if the allocation to the Commodity Index is zero) of the greater of 100.00 and the value of the 2005-2 Dynamic Portfolio Index allocated to the Commodity Index at the end of the previous index business day, after effecting any required reallocation.

The Dynamic Portfolio Adjustment Factor will be calculated and subtracted from the Commodity Index portfolio and the notional bond portfolio on a pro rata basis at the end of each day after effecting any reallocation on that day, commencing on the second day after the notes are priced for initial sale to the public. You should refer to “Description of the 2005-2 Dynamic Portfolio Index—Calculation of the 2005-2 Dynamic Portfolio Index—The Dynamic Portfolio Adjustment Factor.” The level of the Dynamic Portfolio Adjustment Factor accrued and deducted will be retained by Citigroup Global Markets Holdings. Because the Dynamic Portfolio Adjustment Factor reduces the value of the 2005-2 Dynamic Portfolio Index, the return on an investment in the 2005-2 Dynamic Portfolio Index will be less than the return on a similar security that was directly linked to the Commodity Index and the notional securities comprising the notional bond portfolio and that did not include such a Dynamic Portfolio Adjustment Factor. See “Risk Factors—Risk Factors Relating to the Notes—Your Return on the Notes Will Not Reflect the Return You Would Realize if You Invested Directly in a Security Linked to the Dow Jones-AIG Commodity Index Total Return and the Notional Securities Comprising the Notional Bond Portfolio” in this prospectus supplement.

What Are “Notional Borrowed Funds” and What Is the Notional Participation Facility?

Through the Notional Participation Facility and in accordance with the reallocation methodology, the calculation agent may in some circumstances use notional borrowed funds to notionally finance an investment by increasing the amount of the 2005-2 Dynamic Portfolio Index allocated to the Commodity Index portfolio. The use of notional borrowed funds will increase the 2005-2 Dynamic Portfolio Index’s exposure to movements in the value of the Commodity Index and will therefore make the 2005-2 Dynamic Portfolio Index more volatile than the Commodity Index. Accordingly, if the value of the Commodity Index increases when amounts are outstanding under the Notional Participation Facility, the value of the 2005-2 Dynamic Portfolio Index will increase by a greater amount than will the value of the Commodity Index. Conversely, if the value of the Commodity Index decreases when amounts are outstanding under the Notional Participation Facility, the value of the 2005-2 Dynamic Portfolio Index will decrease by a greater amount than will the value of the Commodity

Index. For risks associated with the use of notional borrowed funds, see “Risk Factors—Risk Factors Relating to the 2005-2 Dynamic Portfolio Index—The Use of Notional Borrowed Funds Will Magnify the Effect of Changes in the Value of the Dow Jones-AIG Commodity Index Total Return on the Value of the 2005-2 Dynamic Portfolio Index” in this prospectus supplement.

The Notional Participation Facility is a notional financing facility that permits the allocation to the Commodity Index portfolio to exceed 100% of the value of the 2005-2 Dynamic Portfolio Index, subject to a maximum of 150%. If on any day the allocation to the Commodity Index portfolio is greater than or equal to 150% of the value of the 2005-2 Dynamic Portfolio Index, the allocation to the Commodity Index portfolio will not be increased that day. In addition, if on any day the Notional Participation Facility Amount is greater than or equal to 75.00, the allocation to the Commodity Index portfolio will not be increased that day. If a reallocation would result in an allocation to the Commodity Index portfolio greater than 150% of the value of the 2005-2 Dynamic Portfolio Index, only an amount equal to the difference between 150% of the value of the 2005-2 Dynamic Portfolio Index and the value of the Commodity Index allocated to the 2005-2 Dynamic Portfolio Index immediately prior to that reallocation will be available to effect that reallocation.

If a reallocation would result in a Notional Participation Facility Amount greater than 75.00, only an amount equal to the difference between 75.00 and the Notional Participation Facility Amount prior to that reallocation will be available to effect that reallocation. For more information on the calculation of fees associated with the Notional Participation Facility, see “Description of the 2005-2 Dynamic Portfolio Index—Calculation of the 2005-2 Dynamic Portfolio Index—The Notional Participation Facility” in this prospectus supplement.

What Is the Notional Participation Facility Fee?

The Notional Participation Facility Fee is a fee imposed if the calculation agent notionally borrows from the Notional Participation Facility to notionally finance an increase in the amount of the 2005-2 Dynamic Portfolio Index allocated to the Commodity Index. The Notional Participation Facility Fee will be included in the Notional Participation Facility Amount at the end of each index business day prior to any reallocation, and will equal the product of (i) (1/360); (ii) the Notional Participation Facility Amount at the end of the previous index business day after any reallocations effected on that index business day, including any Notional Participation Facility Fees; and (iii) the effective Federal Funds Rate for that index business day plus 1.00%.

Who Publishes the Dow Jones-AIG Commodity Index Total Return and What Does it Measure?

The Dow Jones-AIG Commodity Index Total Return (the “Commodity Index”) is published by Dow Jones & Company, Inc. (“Dow Jones”) and American International Group, Inc. (“AIG”) and is intended to reflect the return on a fully collateralized investment in the Dow Jones-AIG Commodity Index. A fully collateralized futures investment is one in which the investor pays the face value of the futures contract as collateral at the time that the futures position is opened, and receives the 3-month U.S. Treasury bill rate on this collateral as well as the return for holding the futures contract.

Please note that an investment in the notes does not entitle you to any ownership interest, either directly or indirectly, in futures contracts on the Dow Jones-AIG Commodity Index Total Return or any futures contracts underlying the Dow Jones-AIG Commodity Index Total Return.

The notes are not sponsored, endorsed, sold or promoted by either Dow Jones or AIG. Neither Dow Jones nor AIG takes any responsibility for the accuracy and/or the completeness of information provided in this prospectus supplement or the accompanying prospectus. In addition, Dow Jones and AIG are not responsible for and have not participated in the determination of the timing of the sale of the notes, prices at which the notes are to be sold initially, or quantities of the notes to be issued or in the determination or calculation of the equation by which the return on the notes is determined. Dow Jones and AIG have no obligation in connection with the administration, marketing or trading of the notes.

What Is the Difference Between the Dow Jones-AIG Commodity Index Total Return and the Dow Jones-AIG Commodity Index?

The Dow Jones-AIG Commodity Index Total Return is a total return index that combines the returns of the Dow Jones-AIG Commodity Index with the returns a party would receive on implied cash collateral if it was invested in U.S. Treasury bills. These returns are calculated by using the 3-month U.S. Treasury bill rates, updated weekly.

Dow Jones and AIG publish the Dow Jones-AIG Commodity Index. The Dow Jones-AIG Commodity Index was introduced in July 1998 to provide a diversified and liquid benchmark for physical commodities as an asset class. The Dow Jones-AIG Commodity Index currently is composed of the prices of nineteen exchange-traded futures contracts on physical commodities. The commodities included in the Dow Jones-AIG Commodity Index for 2005 are: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, hogs, cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc. Commodities have been selected by AIG under the supervision of the Dow Jones-AIG Commodity Index Oversight Committee which are believed to be sufficiently significant to the world economy to merit consideration and which provide diversified exposure to commodities as an asset class. The index is calculated daily by Dow Jones, in conjunction with AIG.

How Has the Dow Jones-AIG Commodity Index Total Return Performed Historically?

We have provided a table showing the month-end closing values of the Dow Jones-AIG Commodity Index Total Return from January 1999 through December 2004 and a graph showing the daily closing values of the index from July 1997 through December 2004. You can find the table and the graph in the section entitled “Description of the Dow Jones-AIG Commodity Index Total Return—Historical Closing Values of the Commodity Index” in this prospectus supplement. We have provided this historical information to help you evaluate the behavior of the Dow Jones-AIG Commodity Index Total Return in various economic environments. However, past performance of the Dow Jones-AIG Commodity Index Total Return is not necessarily indicative of how the Dow Jones-AIG Commodity Index Total Return will perform in the future.

What Is the Commodity Index Adjustment Factor?

The Commodity Index Adjustment Factor represents the anticipated notional costs associated with “rolling” each of the futures contracts on the commodities included in the Dow Jones-AIG Commodity Index Total Return several times per year, and will accrue daily on the basis of a 365-day year. On any day, the Commodity Index Adjustment Factor will equal the product of:

(1)	approximately 0.50% (or 0% if allocation to the Commodity Index falls to zero);

(2)	(1/365);

(3)	the number of Commodity Index units within the 2005-2 Dynamic Portfolio Index at the close of business on the immediately preceding index business day; and

(4)	the value of the Commodity Index at the close of business on the immediately preceding index business day.

The Commodity Index Adjustment Factor will be calculated and subtracted from the 2005-2 Dynamic Portfolio Index at the end of each day prior to effecting any reallocation that day. The level of the 2005-2 Dynamic Portfolio Index Adjustment Factor accrued and deducted will be retained by Citigroup Global Markets Holdings as reimbursement for Citigroup Global Markets Holdings and its affiliates’ expected hedging costs in connection with Citigroup Global Markets Holdings’ obligations under the notes. Because the Commodity Index Adjustment Factor reduces the value of the 2005-2 Dynamic Portfolio Index, the return on an investment in the notes will be less than the return on an investment in the 2005-2 Dynamic Portfolio Index that did not include such a Commodity Index Adjustment Factor. See “Risk Factors—Risk Factors Relating to the Notes—Your

Return on the Notes Will Not Reflect the Return You Would Realize if You Invested Directly in a Security Linked to the Dow Jones-AIG Commodity Index Total Return and the Notional Securities Comprising the Notional Bond Portfolio” in this prospectus supplement.

What Are the U.S. Federal Income Tax Consequences of Investing in the Notes?

The notes will be treated by Citigroup Global Markets Holdings as contingent payment debt obligations of Citigroup Global Markets Holdings, and by accepting a note each holder agrees to this treatment of the notes. Special U.S. federal income tax rules apply to contingent payment debt obligations. Under these rules, a U.S. Holder of the notes will be required to accrue interest income on the notes regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting and may be required to include interest in taxable income in excess of interest payments actually received in a taxable year. In addition, upon the sale, exchange or other disposition of a note, including early mandatory redemption of a note or redemption of a note at maturity, a U.S. Holder generally will be required to treat any gain recognized upon the disposition of the note as ordinary income, rather than capital gain. You should refer to the section “Certain United States Federal Income Tax Considerations” in this prospectus supplement for more information.

Will the Notes Be Listed on a Stock Exchange?

The notes will not be listed on any exchange.

What Is the Role of Citigroup Global Markets Holdings’ Subsidiary, Citigroup Global Markets Inc.?

Our subsidiary, Citigroup Global Markets Inc., is the underwriter for the offering and sale of the notes. After the initial offering, Citigroup Global Markets Inc. and/or other of our broker-dealer affiliates intend to buy and sell the notes to create a secondary market for holders of the notes, and may engage in other activities described in the section “Underwriting” in this prospectus supplement. However, neither Citigroup Global Markets Inc. nor any of these affiliates will be obligated to engage in any market-making activities, or continue such activities once it has started them.

Citigroup Global Markets Inc. will also act as calculation agent for the notes and the 2005-2 Dynamic Portfolio Index, and will determine, among other things:

•	the values of the 2005-2 Dynamic Portfolio Index;

•	the values of the Dynamic Portfolio Adjustment Factor, the Commodity Index Adjustment Factor, the Notional Participation Facility Fee, the Gap Ratio and the Bond Floor;

•	whether a Reallocation Event has occurred;

•	for purposes of determining the occurrence of a Reallocation Event for effecting any necessary reallocation, the Reallocation Percentage and any changes made to the amounts allocated to the Commodity Index portfolio and the notional bond portfolio following a Reallocation Event;

•	the Annual DPI Return Amount and interest due on the notes, if any;

•	the call price payable in connection with any call of the notes by Citigroup Global Markets Holdings; and

•	on any date on which Citigroup Global Markets Inc. (or any of our broker-dealer subsidiaries or affiliates) repurchases a note before maturity, the repurchase spread described below under “Underwriting.”

Potential conflicts of interest may exist between Citigroup Global Markets Inc. and you as a holder of the notes. You should refer to “Risk Factors—Risk Factors Relating to the Notes—Citigroup Global Markets Inc., an Affiliate of Citigroup Global Markets Holdings, is the Calculation Agent, Which Could Result in a Conflict of Interest” in this prospectus supplement.

Can You Tell Me More About Citigroup Global Markets Holdings?

Citigroup Global Markets Holdings is a holding company that provides investment banking, securities and commodities trading, brokerage, asset management and other financial services through its subsidiaries.

Citigroup Global Markets Holdings is a subsidiary of Citigroup Inc., a diversified financial services holding company.

Citigroup Global Markets Holdings’ ratios of earnings to fixed charges (Citigroup Global Markets Holdings has no outstanding preferred stock) since 1999 are as follows:

	Nine Months Ended September 30, 2004	Year Ended December 31,
		2003	2002	2001	2000	1999
Ratio of earnings to fixed charges	0.27x	1.90x	1.44x	1.34x	1.32x	1.46x

Can You Tell Me More About the Effect of Citigroup Global Markets Holdings’ Hedging Activity?

We expect to hedge our obligations under the notes through one or more of our affiliates. This hedging activity will likely involve trading in one or more of the futures contracts underlying the Commodity Index or in other instruments, such as options, swaps or futures, based upon the Commodity Index or the futures contracts underlying the Commodity Index. This hedging activity could affect the value of the Commodity Index and therefore the market value of the notes. The costs of maintaining or adjusting this hedging activity could affect the price at which our subsidiary Citigroup Global Markets Inc. may be willing to purchase your notes in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the notes declines. You should refer to “Risk Factors—Citigroup Global Markets Holdings’ Hedging Activity Could Result in a Conflict of Interest” and “—The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend On a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this prospectus supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the Notes?

Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 or substantially similar federal, state or local laws (“ERISA-Type Plans”) will not be permitted to purchase or hold the notes. Plans that are not ERISA-Type Plans, such as individual retirement accounts, individual retirement annuities or Keogh plans, will be permitted to purchase or hold the notes, provided that each such plan shall by its purchase be deemed to represent and warrant that none of Citigroup Global Markets Inc., its affiliates or any employee thereof manages the plan or provides advice that serves as a primary basis for the plan’s decision to purchase, hold or dispose of the notes.

Are There Any Risks Associated with My Investment?

Yes, the notes are subject to a number of risks. Please refer to the section “Risk Factors” in this prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, filed by us with the Securities and Exchange Commission, or the SEC, pursuant to Section 13 of the Securities Exchange Act of 1934 (File No. 1-15286), are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 2003, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and (iii) Current Reports on Form 8-K filed on January 20, 2004, January 29, 2004, January 30, 2004, March 1, 2004, March 29, 2004, April 1, 2004, April 15, 2004 April 30, 2004, June 3, 2004, June 22, 2004, June 29, 2004, June 30, 2004, July 15, 2004, July 21, 2004, July 29, 2004, August 26, 2004, August 27, 2004, August 31, 2004, October 5, 2004, October 14, 2004, October 20, 2004, October 22, 2004, October 28, 2004, October 29, 2004, November 2, 2004 and November 29, 2004.

You should refer to “Prospectus Summary—Where You Can Find More Information” in the accompanying prospectus. These documents may also be accessed electronically by means of the SEC’s home page on the world wide web on the internet at http://www.sec.gov.

RISK FACTORS

Because the terms of the notes differ from those of conventional debt securities in that the interest payments will be based on the value of the 2005-2 Dynamic Portfolio Index, an investment in the notes entails significant risks not associated with similar investments in a conventional debt security, including among other things, fluctuations in the value of the 2005-2 Dynamic Portfolio Index, and other events that are both difficult to predict and beyond our control.

Risk Factors Relating to the Notes

You Will Be Trading Off Potential Return for Principal Protection

As a trade-off for receiving a principal protected investment, you will not participate in all of the return of the Commodity Index over the term of the notes. Your ability to participate in the appreciation, if any, of the Commodity Index will be determined by the allocation within the 2005-2 Dynamic Portfolio Index to the Commodity Index. In order to maintain a value of the 2005-2 Dynamic Portfolio Index at or above 100.00 at maturity, the allocation to the Commodity Index may be less than 100%, in which case your participation in the return of the Commodity Index would be limited. In addition, due to other features of the notes, such as the call provisions and adjustment factors, your participation in the return on the notes may be less than the return on a direct investment in the futures contracts underlying the Commodity Index or a direct investment in a strategy that replicates the 2005-2 Dynamic Portfolio Index.

The Interest Payable on the Notes Will Vary and May Be Zero

The interest payable on the notes will vary and may be zero. The interest on the notes for any year will depend on the appreciation, if any, of the 2005-2 Dynamic Portfolio Index for that year and the limitations designed to avoid a complete reallocation of the 2005-2 Dynamic Portfolio Index to the notional bond portfolio. If the value of the 2005-2 Dynamic Portfolio Index allocated to the Commodity Index portfolio falls to zero at any time during the term of the notes, interest will not be paid thereafter, except at maturity to the extent that the value of the 2005-2 Dynamic Portfolio Index exceeds 100.00.

You May Not Benefit from All of the Annual Appreciation of the 2005-2 Dynamic Portfolio Index

In order to avoid a complete reallocation of the 2005-2 Dynamic Portfolio Index to the notional bond portfolio, the interest payment you receive, if any, will reflect the full annual appreciation of the 2005-2 Dynamic Portfolio Index only if the closing value of the 2005-2 Dynamic Portfolio Index one index business day prior to the then-current Annual DPI Return Date (or on the then-current Annual DPI Return Date if an Annual DPI Return Date coincides with the Valuation Date) and the closing value of the 2005-2 Dynamic Portfolio Index on the immediately preceding Annual DPI Return Date (or 100.00 for the first and last Annual DPI Return Date) exceed 105% of the then-current Bond Floor one index business day prior to the then-current Annual DPI Return Date (or 100% of the then-current Bond Floor if an Annual DPI Return Date coincides with the Valuation Date). In circumstances where the closing value of the 2005-2 Dynamic Portfolio Index on the immediately preceding Annual DPI Return Date is less than 105% of the then-current Bond Floor (except on the Valuation date), the portion of the annual appreciation of the 2005-2 Dynamic Portfolio Index represented by the difference between 105% of the then-current Bond Floor and the closing value of the 2005-2 Dynamic Portfolio Index on the immediately preceding Annual DPI Return Date will remain in the 2005-2 Dynamic Portfolio Index. If a portion of the annual appreciation of the 2005-2 Dynamic Portfolio Index remains in the 2005-2 Dynamic Portfolio Index you may not benefit from any future return on the amount remaining in the 2005-2 Dynamic Portfolio Index until the interest payment, if any, at maturity.

The Payment of Interest on the Notes Will Limit Your Participation in any Future Appreciation of the Notional Investments Represented by the 2005-2 Dynamic Portfolio Index

If interest is paid, the value of the 2005-2 Dynamic Portfolio Index will be reduced on each Annual DPI Return Date by the Annual DPI Return Amount through notional sales of Commodity Index units and bond units.

As a result, you will not be able to participate as fully in any appreciation of the value of the notional investments in the Commodity Index portfolio as you would have if the amount reflecting the annual appreciation of the 2005-2 Dynamic Portfolio Index, referred to as the Annual DPI Return Amount, remained in the 2005-2 Dynamic Portfolio Index each year rather than paid to you in the form of interest.

The Notes Are Subject to Being Called, Which Will Limit the Potential Return on Your Investment in the Notes

If we are required to call the notes, your ability to participate in any increases in the value of the Dow Jones-AIG Commodity Index Total Return from the preceding Annual DPI Return Date will cease on the day on which the call payment is determined.

You May Not Participate in Some Appreciation of the 2005-2 Dynamic Portfolio Index if We Do Not Call the Notes

If we are not required to call the notes during any of the semi-annual five index business day periods commencing on February     , 2008 and the value of the 2005-2 Dynamic Portfolio Index decreases to or below 101% of the Bond Floor after the Call Valuation Date, you will not participate in any appreciation of the 2005-2 Dynamic Portfolio Index through and including the Call Valuation Date or receive any interest thereafter, except possibly at maturity.

The Interest Payment You Receive May Be Different Than the Amount You Would Have Received If the Annual DPI Return Amount Had Been Calculated on the Annual DPI Return Date or the Annual Interest Payment Date

The Annual DPI Return Amount will be calculated at the beginning of the Annual DPI Return Date based, in part, on the values of the 2005-2 Dynamic Portfolio Index and the Bond Floor at the close of business one index business day prior to the Annual DPI Return Date (which is five index business days before the annual Interest Payment Date). As a result, the Annual DPI Return Amount and, therefore, the interest payment, may be different than the amounts that would have been obtained if the Annual DPI Return Amount had been calculated based on the values of the 2005-2 Dynamic Portfolio Index and the Bond Floor on the Annual DPI Return Date or the Annual Interest Payment Date.

The Call Payment You May Receive May Be Different Than the Payment You Would Have Received If It Were Calculated on the Call Date

The call payment will be calculated based on the closing value of the 2005-2 Dynamic Portfolio Index one index business day after the call date. The closing value of the 2005-2 Dynamic Portfolio Index on that index business day may be different than the closing value of the 2005-2 Dynamic Portfolio Index on the call date and, as a result, the call payment you receive may be different than the call payment you would have received if the call payment were calculated on the call date.

Your Return on the Notes Will Not Reflect the Return You Would Realize If You Invested Directly in a Security Linked to the Dow Jones-AIG Commodity Index Total Return and the Notional Securities Comprising the Notional Bond Portfolio

Your return on the notes will not reflect the return you would realize if you invested directly in a security that was linked to the Commodity Index and the notional securities comprising the notional bond portfolio because, among other things:

•	you will not be able to participate as fully in any appreciation of the value of the notional investments in the Commodity Index portfolio as you would have if the amount reflecting the annual appreciation of the 2005-2 Dynamic Portfolio Index remained in the 2005-2 Dynamic Portfolio Index each year rather than paid to you in the form of interest;

•	the Dynamic Portfolio Adjustment Factor will reduce the value of the Commodity Index portfolio and the notional bond portfolio, and therefore the 2005-2 Dynamic Portfolio Index, on a daily basis;

•	a portion of the notional coupons on the notional discount bonds may be reinvested in the notional bond portfolio through the purchase of additional notional bond units;

•	the Commodity Index Adjustment Factor will reduce the value of the 2005-2 Dynamic Portfolio Index on a daily basis; and

•	use of the Notional Participation Facility will result in (1) the accrual of notional fees on notional borrowed funds outstanding under the Notional Participation Facility, which will reduce the value of the 2005-2 Dynamic Portfolio Index, and (2) greater exposure to the changes in value of the Commodity Index than would a direct investment not involving the use of notional borrowed funds.

The level of the Dynamic Portfolio Adjustment Factor and the Commodity Index Adjustment Factor accrued and deducted will be retained by Citigroup Global Markets Holdings.

Your Return on the Notes Will Not Reflect the Return You Would Realize if You Actually Owned the Futures Contracts Underlying the Dow Jones-AIG Commodity Index Total Return or the Commodities on Which the Futures Contracts Are Based

Your return on the notes will not reflect the return you would realize if you actually owned the futures contracts underlying the Commodity Index or the commodities on which the futures contracts are based because the Dynamic Portfolio Adjustment Factor and the Commodity Index Adjustment Factor will reduce the value of the Commodity Index portfolio and the Commodity Index, respectively, on a daily basis.

The Yield on the Notes May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity

The yield on the notes will be based on the maturity payment (or call payment) and the interest, if any, paid during the term of the notes and may be less than the return you could have earned on other investments. The interest payable on the notes will vary and may be zero. The interest on the notes for any year will depend on the Annual DPI Return Amount, which in turn will depend on the increase in the value of the 2005-2 Dynamic Portfolio Index over the prior year and the level of the Bond Floor. If the amount of the 2005-2 Dynamic Portfolio Index allocated to the Commodity Index portfolio falls to zero at any time during the term of the notes, interest will not be paid thereafter, except at maturity to the extent that the value of the 2005-2 Dynamic Portfolio Index exceeds 100.00. If the maturity payment (or call payment) and the interest payments, if any, result in a yield of less than     % per annum, your return on the notes will be less than the yield on a conventional fixed-rate, non-callable debt security of Citigroup Global Markets Holdings of comparable maturity. Although the notes may be mandatorily called before the maturity date, we have assumed, solely for purposes of determining the comparable yield, that the notes will be retired at maturity.

The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend On a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest

We believe that the value of your notes in the secondary market will be affected by the supply of and demand for the notes, the value of the 2005-2 Dynamic Portfolio Index, the value of the Commodity Index, interest rates and a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price at which you will be able to sell your notes prior to maturity may be substantially less than the amount you originally invest if, at such time, the value of the 2005-2 Dynamic Portfolio Index is less than, equal to or not sufficiently above 100.00. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

Value of the 2005-2 Dynamic Portfolio Index. We expect that the market value of the notes will likely depend substantially on the value of the 2005-2 Dynamic Portfolio Index, which is driven by the performance of the Commodity Index and interest rates. However, changes in the value of the 2005-2 Dynamic Portfolio Index may not always be reflected, in full or in part, in the market value of the notes. If you choose to sell your notes when the value of the 2005-2 Dynamic Portfolio Index exceeds 100.00 or the value of the 2005-2 Dynamic Portfolio Index on the prior Annual DPI Return Date, you may receive less than the amounts that would be payable over the term of the notes based on that value of the 2005-2 Dynamic Portfolio Index because of expectations that the 2005-2 Dynamic Portfolio Index will continue to fluctuate between that time and the time when the ending value of the 2005-2 Dynamic Portfolio Index is determined. In addition, the value of the 2005-2 Dynamic Portfolio Index will be affected by the Dynamic Portfolio Adjustment Factor and the Commodity Index Adjustment Factor.

Volatility of the 2005-2 Dynamic Portfolio Index. Volatility is the term used to describe the size and frequency of market fluctuations. Generally, increases in the volatility of the 2005-2 Dynamic Portfolio Index may result in more frequent Reallocation Events, which may reduce the value of the 2005-2 Dynamic Portfolio Index. As a result, the trading value of the notes may be reduced.

Value of the Dow Jones-AIG Commodity Index Total Return. A decrease in the value of the Commodity Index will likely result in a decrease in the value of the 2005-2 Dynamic Portfolio Index and therefore your notes.

Call Feature. The existence of the call provision may limit the value of the notes. We believe that if we did not have the right to call the notes, their value could be significantly different.

Interest Rates. We expect that the market value of the notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates decrease, the value of the notional bond portfolio will increase. However, the Bond Floor may also increase, possibly resulting in a Reallocation Event, even if the value of the Commodity Index remains unchanged. Interest rates may also affect the economy and, in turn, the value of the 2005-2 Dynamic Portfolio Index, which (for the reasons discussed above) would affect the value of the notes.

Suspensions or Disruptions of Futures Trading May Adversely Affect the Value of the Notes. The futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the cessation of trading in futures contracts, the participation of speculators, and government and futures exchange regulation and intervention, any of which could reduce the value of the notes. These distortions or disruptions may affect one or more components of the Commodity Index or the Commodity Index itself.

Citigroup Global Markets Holdings’ Credit Ratings, Financial Condition and Results. Actual or anticipated changes in our credit ratings, financial condition or results may affect the value of the notes.

Citigroup Global Markets Holdings’ Hedging Activities. Hedging activities related to the notes by one or more of our affiliates will likely involve trading in futures contracts on the Commodity Index, one or more of the futures contracts underlying the Commodity Index or in other instruments, such as options or swaps, based upon the futures contracts underlying the Commodity Index. This hedging activity could affect the value of the Commodity Index and therefore the market value of the notes.

The Price at which Citigroup Global Markets Inc. Will Purchase Notes in the Secondary Market. Any secondary market purchases of notes by Citigroup Global Markets Inc. (or any other of our broker-dealer subsidiaries or affiliates) prior to maturity will be at a price that is net of the repurchase spread described below in “Underwriting.” As a result, the price at which you may sell your notes to Citigroup Global Markets Inc. may be less than the amount you originally invest. You should expect that the market value of the notes will be less than it would in the absence of the repurchase spread.

We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the value of the notes attributable to another factor, such as an increase in the value of the 2005-2 Dynamic Portfolio Index.

The Hypothetical Interest Payments on the Notes Reflect Assumptions and Necessary Estimates and Approximations and Are Not Indicative of Future Interest Payments

The hypothetical interest payments on the notes, which are included in this prospectus supplement, should not be take as an indication of future interest payments, if any, on the notes. The hypothetical interest payments set forth below are based on assumptions, estimates and approximations that will not be reflected in the calculation of the interest payments during the term of the notes.

The Historical Performance of the Dow Jones-AIG Commodity Index Total Return Is Not Indicative of Its Future Performance or the Future Performance of the 2005-2 Dynamic Portfolio Index

The historical performance of the Commodity Index, which is included in this prospectus supplement, should not be taken as an indication of the future performance of the Commodity Index or the 2005-2 Dynamic Portfolio Index during the term of the notes. Changes in the value of the 2005-2 Dynamic Portfolio Index will affect the trading price of the notes, but it is impossible to know in advance whether the value of the 2005-2 Dynamic Portfolio Index will rise or fall.

You May Not Be Able to Sell Your Notes If an Active Trading Market for the Notes Does Not Develop

The notes will not be listed on any exchange. There is currently no secondary market for the notes. Citigroup Global Markets Inc. currently intends, but is not obligated, to make a market in the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to maturity and this may reduce the price you receive.

Citigroup Global Markets Inc., an Affiliate of Citigroup Global Markets Holdings, is the Calculation Agent, Which Could Result in a Conflict of Interest

Because Citigroup Global Markets Inc., which is acting as the calculation agent for the notes and the 2005-2 Dynamic Portfolio Index, is an affiliate of ours, potential conflicts of interest may exist between the calculation agent and you, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you. While the calculation agent will act in good faith and in a commercially reasonable manner, there can be no assurance that the determinations made by the calculation agent during the term of the notes will not affect the value of the 2005-2 Dynamic Portfolio Index or any interest payments on the notes. The calculation agent will have discretion to determine, among other things:

•	the values of the 2005-2 Dynamic Portfolio Index;

•	the values of the Dynamic Portfolio Adjustment Factor, the Commodity Index Adjustment Factor, the Notional Participation Facility Fee, the Gap Ratio and the Bond Floor;

•	whether a Reallocation Event has occurred;

•	for purposes of determining the occurrence of a Reallocation Event for effecting any necessary reallocation, the Reallocation Percentage and any changes made to the amounts allocated to the Commodity Index portfolio and the notional bond portfolio following a Reallocation Event;

•	the Annual DPI Return Amount and interest due on the notes, if any;

•	the call price payable in connection with any call of the notes by Citigroup Global Markets Holdings; and

•	on any date on which Citigroup Global Markets Inc. (or any of our broker-dealer subsidiaries or affiliates) repurchases a note before maturity, the repurchase spread described below under “Underwriting.”

Special U.S. Federal Income Tax Rules Will Apply to U.S. Holders of the Notes

The tax characterization of the notes is not entirely clear. The notes will be treated by Citigroup Global Markets Holdings as contingent payment debt obligations of Citigroup Global Markets Holdings, and by accepting a note each holder agrees to this treatment of the notes. Special U.S. federal income tax rules apply to contingent payment debt obligations. Under these rules, a U.S. Holder of the notes will be required to accrue interest income on the notes regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting and may be required to include interest in taxable income in excess of interest payments actually received in a taxable year. In addition, upon the sale, exchange or other disposition of a note, including early mandatory redemption of a note or redemption of a note at maturity, a U.S. Holder generally will be required to treat any gain recognized upon the disposition of the note as ordinary income, rather than capital gain. You should refer to the section “Certain United States Federal Income Tax Considerations” in this prospectus supplement for more information.

The Market Value of the Notes May Be Affected by Purchases and Sales of the Futures Contracts Underlying the Dow Jones-AIG Commodity Index Total Return, the Commodities on Which Such Futures Contracts Are Based or Derivative Instruments Related to the Commodity Index by Affiliates of Citigroup Global Markets Holdings

Citigroup Global Markets Holdings’ affiliates, including Citigroup Global Markets Inc., may from time to time buy or sell the futures contracts underlying the Commodity Index, the commodities on which such futures contracts are based or derivative instruments relating to the Commodity Index for their own accounts in connection with their normal business practices. These transactions could affect the value of the futures contracts underlying the Commodity Index and therefore the market value of the notes.

Citigroup Global Markets Inc. or an affiliate may enter into swap agreements or related hedge transactions with one of Citigroup Global Markets Holdings’ other affiliates in connection with the sale of the notes and may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

Citigroup Global Markets Holdings’ Hedging Activity Could Result in a Conflict of Interest

We expect to hedge our obligations under the notes through one or more of our affiliates. This hedging activity will likely involve trading in one or more of the futures contracts underlying the Commodity Index or in other instruments, such as options, swaps or futures, based on the Commodity Index or on the futures contracts underlying the Commodity Index. This hedging activity may present a conflict between your interest in the notes and the interests we and our affiliates have in executing, maintaining and adjusting our hedge transactions because it could affect the value of the Commodity Index and therefore the market value of the notes. It could also be adverse to your interest if it affects the price at which our subsidiary Citigroup Global Markets Inc. may be willing to purchase your notes in the secondary market. Since hedging our obligation under the notes involves risk and may be influenced by a number of factors, it is possible that we or our affiliates may profit from our hedging activity, even if the market value of the notes declines.

You Will Have No Rights to Any Futures Contract on or Underlying the Dow Jones-AIG Commodity Index Total Return

You will have no rights to any futures contract underlying the Commodity Index, even though the value of the annual interest payments, if any, will depend in part on the prices of these futures contracts. In addition, you will have no rights to any futures contract on the Commodity Index. By purchasing the notes you will not acquire any futures contract on or underlying the Commodity Index. The publishers of the underlying futures contracts or any futures contract on the Commodity Index are not in any way involved in this offering and have no obligations relating to the notes or to the holders of the notes.

Risk Factors Relating to the 2005-2 Dynamic Portfolio Index

A Zero Allocation to the Dow Jones-AIG Commodity Index Total Return Portfolio Will Reduce Your Return on the Notes

If the value of the 2005-2 Dynamic Portfolio Index allocated to the Commodity Index portfolio falls to zero (following a Reallocation Event or because the value of the 2005-2 Dynamic Portfolio Index is less than 101% of the value of the Bond Floor), it will remain zero for the remaining term of the notes and the 2005-2 Dynamic Portfolio Index will not participate in any subsequent increase in the value of the Commodity Index. If the value of the 2005-2 Dynamic Portfolio Index allocated to the Commodity Index portfolio is zero, interest will not be paid thereafter, except at maturity to the extent that the value of the 2005-2 Dynamic Portfolio Index exceeds 100.00.

The Delay Between the Determination of a Reallocation Event and Reallocation of Amounts Within the 2005-2 Dynamic Portfolio Index Could Result in Reallocations That Would Be Unnecessary If Reallocations Were Determined and Effected at the Same Time

The occurrence of a Reallocation Event and the Reallocation Percentage will be determined at the beginning of an index business day based on the values of the Commodity Index, the notional bond portfolio and the Bond Floor at the close of business on the previous index business day, but any necessary reallocation will be effected at the close of business on the index business day on which the occurrence of the Reallocation Event is determined. As a result:

•	the calculation agent may determine that a Reallocation Event has occurred even if the values of the Commodity Index, the notional bond portfolio and the Bond Floor at the time the reallocation is effected would not result in a Reallocation Event;

•	the 2005-2 Dynamic Portfolio Index will not participate as fully in any appreciation of the Commodity Index that occurs between the determination of the occurrence of a Reallocation Event and the resulting reallocation as it would if a reallocation were effected when the Reallocation Percentage is determined; and

•	the calculation agent may effect a greater or lesser allocation of the value of the 2005-2 Dynamic Portfolio Index to the Commodity Index portfolio or the notional bond portfolio than otherwise would be required if the occurrence of a Reallocation Event were determined by the calculation agent at the end of that index business day.

Additionally, the 2005-2 Dynamic Portfolio Index may not participate in any appreciation of the Commodity Index that occurs during the Initial Allocation Period as fully as it would if (i) the Initial Allocation to the 2005-2 Dynamic Portfolio Index were implemented in full on the date the notes are priced for initial sale to the public instead of over two index business days and (ii) an increase in the Gap Ratio to more than 24% causes a Reallocation Event to occur during the Initial Allocation Period.

The Use of Notional Borrowed Funds Will Magnify the Effect of Changes in the Value of the Dow Jones-AIG Commodity Index Total Return on the Value of the 2005-2 Dynamic Portfolio Index

The notional investment in the Commodity Index portfolio may involve, through the Notional Participation Facility, the use of notional borrowed funds. The use of notional borrowed funds will increase the 2005-2 Dynamic Portfolio Index’s exposure to movements in the value of the Commodity Index and will therefore make the 2005-2 Dynamic Portfolio Index more volatile than the Commodity Index. Accordingly, if the value of the Commodity Index decreases when amounts are outstanding under the Notional Participation Facility, the value of the 2005-2 Dynamic Portfolio Index will decrease by a greater amount than will the value of the Commodity Index. The use of notional borrowed funds will also decrease the value of the 2005-2 Dynamic Portfolio Index if the Commodity Index portfolio does not increase by an amount greater than the notional fees that accrue on notional borrowed funds outstanding under the Notional Participation Facility.

The increased volatility of the Commodity Index portfolio resulting from the use of notional borrowed funds will make it more likely that a decrease in the value of the Commodity Index will cause a Reallocation Event. In addition, the use of notional borrowed funds will make it more likely that a decrease in interest rates will cause a Reallocation Event. If interest rates decrease and the Bond Floor increases when notional borrowed funds have been used to increase the allocation of the value of the 2005-2 Dynamic Portfolio Index to the Commodity Index portfolio, the Gap Ratio will decrease by a greater amount than if notional borrowed funds had not been used, and may fall below 16% (resulting in the occurrence of a Reallocation Event). A Reallocation Event caused by a decrease in the value of the Commodity Index or by a decrease in interest rates would reduce the amount allocated to the Commodity Index portfolio and therefore reduce (and, if the amount allocated to the Commodity Index portfolio is zero, eliminate) the 2005-2 Dynamic Portfolio Index’s participation in subsequent increases in the Commodity Index.

The Value of the 2005-2 Dynamic Portfolio Index May Be Affected by the Interest Rate Risk Associated with the Notional Bond Portfolio

Interest rate risk is the risk that interest rates will rise and reduce the value of a debt instrument. If interest rates increase during the term of the notes, the value of the notional U.S. Treasury strips or notional discount bonds comprising the notional bond portfolio will likely decrease. Because changes in interest rates generally have a greater effect on the value of debt with longer maturities, it is likely that the value of the notional bond portfolio will be affected more by changes in interest rates early in the term of the notes. In general, increases in interest rates will reduce the value of the 2005-2 Dynamic Portfolio Index if the allocation to the notional bond portfolio is greater than zero, unless the value of the Commodity Index portfolio increases by an amount sufficient to offset any decrease in the value of the notional bond portfolio.

The Hypothetical Performance of the 2005-2 Dynamic Portfolio Index Reflects Assumptions and Necessary Estimates and Approximations and Are Not Indicative of Its Future Performance

The hypothetical values of the 2005-2 Dynamic Portfolio Index, which are included in this prospectus supplement, should not be taken as an indication of the future performance of the 2005-2 Dynamic Portfolio Index during the term of the notes. The calculations used to determine the hypothetical closing values of the 2005-2 Dynamic Portfolio Index contain hypothetical values of the 2005-2 Dynamic Portfolio Index, assumptions and necessary estimates and approximations that will not be reflected in the calculation of the values of the 2005-2 Dynamic Portfolio Index during the term of the notes. As a result, the hypothetical closing values in this prospectus supplement may be different than they would be if those assumptions were not made and those estimates and approximations were not necessary to calculate the hypothetical closing values. The hypothetical values in this prospectus supplement and the calculations used to determine those values have not been verified by an independent third party. In addition, changes in the value of the 2005-2 Dynamic Portfolio Index will affect the trading price of the notes, but it is impossible to know in advance whether the value of the 2005-2 Dynamic Portfolio Index will rise or fall.

Risk Factors Relating to the Dow Jones-AIG Commodity Index Total Return

The Value of the Dow Jones-AIG Commodity Index Total Return Will Be Affected by the Volatility of the 3-Month U.S. Treasury Bill Rate

The value of the Commodity Index also is a function of the deemed returns a party would receive on implied cash collateral. Those returns are calculated by reference to the 3-month U.S. Treasury bill rate, updated weekly. The 3-month U.S. Treasury bill rate is affected by a number of complex and interrelated variables, including economic, financial, and political events, and other factors that affect capital markets generally. Volatility of the 3-month U.S. Treasury bill rate, or sustained upward or downward trends in such rate, may affect the value of the Commodity Index and, thus, the value of the notes.

Higher Future Prices of the Futures Contracts Underlying the Dow Jones-AIG Commodity Index Total Return Relative to Their Current Prices May Decrease Your Return on the Notes

Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the futures contracts underlying the Commodity Index approach expiration, they are replaced by futures contracts that have a later expiration. Thus, for example, a futures contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield,” without necessarily being indicative of the performance of the contracts. While many of the contracts included in the Commodity Index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, certain of the commodities included in the Commodity Index, such as gold, have historically traded in markets in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the Commodity Index and, accordingly, decrease your return on the notes.

Trading in Futures Contracts Associated With Physical Commodities is Speculative and Can Be Extremely Volatile

Market prices of the underlying commodity interests may fluctuate rapidly based on numerous factors, including changes in supply and demand relationships; weather; agricultural, trade, fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; and changes in interest rates. This may in turn result in volatile changes in the Commodity Index and, as a result, the 2005-2 Dynamic Portfolio Index and the value of the notes.

Historical Prices of the Futures Contracts Underlying the Dow Jones-AIG Commodity Index Total Return Are Not Indicative of Future Prices

The historical level of prices of the futures contracts underlying the Commodity Index cannot be used to predict the likely level of future prices and we cannot assure you that such future levels will equal or exceed those historical levels.

The Notes Will Not Be Regulated by the Commodity Futures Trading Commission

Unlike an investment in the notes, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the Commodity Futures Trading Commission (“CFTC”) as a commodity pool operator. Because the notes are not interests in a commodity pool, they will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a commodity pool operator, and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools.

There can be no assurance that any of the foregoing risk factors will not have an adverse effect on the value of the notes.

DESCRIPTION OF THE NOTES

The description in this prospectus supplement of the particular terms of the Principal Protected Callable Notes with Income Based Upon the Potential Annual Appreciation of the 2005-2 Dynamic Portfolio IndexSM Due 2011 supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the registered securities set forth in the accompanying prospectus.

General

The Principal Protected Callable Notes with Income Based Upon the Potential Annual Appreciation of the 2005-2 Dynamic Portfolio IndexSM Due 2011 (the “notes”) are a series of debt securities issued under the senior debt indenture described in the accompanying prospectus. The aggregate principal amount of the notes issued will be $             (             notes). The notes will mature on                     , 2011, unless called by Citigroup Global Markets Holdings, will constitute part of the senior debt of Citigroup Global Markets Holdings and will rank equally with all other unsecured and unsubordinated debt of Citigroup Global Markets Holdings. The notes will be issued only in fully registered form and in denominations of $10 per note and integral multiples thereof. Each $10 principal amount of notes represents a notional investment in 1/10 of the value of the 2005-2 Dynamic Portfolio Index , which has an initial value of 100.00.

The trustee under the senior debt indenture will be The Bank of New York under an indenture dated as of October 27, 1993, as amended from time to time. A copy of the senior debt indenture under which The Bank of New York serves as trustee has been filed with the SEC as an exhibit to the Registration Statement of which the accompanying prospectus forms a part and is hereby incorporated by reference as part of the Registration Statement. Section numbers in The Bank of New York senior debt indenture take the form “1.01,” “2.01” and so forth, rather than “101,” “201” and so forth. Section references in the accompanying prospectus should be read accordingly.

Reference is made to the accompanying prospectus for a detailed summary of additional provisions of the notes and of the senior debt indenture under which the notes will be issued.

Payment at Maturity

The notes will mature on             , 2011. If we do not call the notes, at maturity you will receive for each note the principal amount of $10.

Interest

The interest payable on the notes will vary and may be zero. We expect to pay interest, if any, in cash annually on the          day of each February, beginning on                     , 2006. The interest on the notes for any year will reflect the appreciation, if any, of the 2005-2 Dynamic Portfolio Index for that year, subject to limitations designed to avoid a complete reallocation of the 2005-2 Dynamic Portfolio Index to the notional bond portfolio and will equal, for each note,  1/10 of the Annual DPI Return Amount, which is described in “Description of the 2005-2 Dynamic Portfolio Index” below. No interest will accrue on the notes after the fifth index business day before the maturity date through the maturity date.

If an interest payment date falls on a day that is not a Business Day, the interest payment, if any, to be made on that interest payment date will be made on the next succeeding Business Day with the same force and effect as if made on that interest payment date, and no additional interest will be paid as a result of such delayed payment. “Business Day” means any day that is not a Saturday, a Sunday or a day on which securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

Interest will be determined on the then-current Annual DPI Return Date but will be calculated from, and including, one Annual DPI Return Date to, but excluding, the next Annual DPI Return Date, provided that the interest payable at maturity will be calculated to and including the fifth index business day prior to the maturity date of the notes. No interest will accrue on the notes after the fifth index business day before the maturity date through and including the maturity date. Interest will be paid on the Annual Interest Payment Date following the applicable Annual DPI Return Date, or, at maturity of the notes, the maturity date. The calculation agent will notify the trustee of the amount of interest payable on or before the second Business Day immediately following the Annual DPI Return Date. Interest will be payable to the persons in whose names the notes are registered at the close of business on the Annual DPI Return Date.

As described above, the interest, if any, will depend on the Annual DPI Return Amount, which in turn will depend on the increase in the value of the 2005-2 Dynamic Portfolio Index over the prior year and the level of the Bond Floor. If the amount allocated to the Commodity Index portfolio is zero at any time during the term of the notes (either following a Reallocation Event or because the value of the 2005-2 Dynamic Portfolio Index is less than 101% of the value of the Bond Floor and the calculation agent reallocates all the value of the 2005-2 Dynamic Portfolio Index to the notional bond portfolio), it will remain zero for the remaining term of the notes and interest will not be paid thereafter, except at maturity to the extent that the value of the 2005-2 Dynamic Portfolio Index exceeds 100.00. See “Risk Factors—Risk Factors Relating to the 2005-2 Dynamic Portfolio Index—A Zero Allocation to the Dow Jones-AIG Commodity Index Total Return Portfolio Will Reduce Your Return on the Notes” in this prospectus supplement.

2005-2 Dynamic Portfolio Index—Hypothetical Calculations

The six examples below illustrate changes in the annual interest payable on the notes, the value of the 2005-2 Dynamic Portfolio Index and the percentage of the 2005-2 Dynamic Portfolio Index allocated to the Commodity Index based upon hypothetical annual returns of the Commodity Index. The hypothetical information set forth below is calculated based on the following assumptions:

•	The notes have a six-year term.

•	The notes are mandatorily callable beginning one index business day after the third Annual DPI Return Date if (i) the value of the 2005-2 Dynamic Portfolio Index is 105.00 or greater and (ii) the sum of 1/10 of the value of the 2005-2 Dynamic Portfolio Index plus the cumulative interest paid on the notes minus the unamortized repurchase spread results in an annualized return on the notes of 10% or more (compounded annually); provided that the value of the Commodity Index does not decline by 8% or more by 11:00 a.m., New York City time, on the immediately succeeding Index Business Day from its closing value on the Call Date.

•	The Initial Allocation to the 2005-2 Dynamic Portfolio Index is implemented in full on the date on which the notes are priced for initial sale to the public.

•	The aggregate value of the futures contracts underlying the Commodity Index that are approaching their delivery date in the then-upcoming month does not by 11:00 a.m., New York City time, on any index business day, decline from their aggregate closing value on the previous index business day by 8% or more.

•	The Dynamic Portfolio Adjustment Factor is 1.92% per annum (1.17% if allocation to the Commodity Index dropped to zero).

•	The Commodity Adjustment Factor is 0.50% per annum (0% if allocation to the Commodity Index dropped to zero).

•	The annual returns of the Commodity Index occur evenly over a 252 trading-day period.

The hypothetical interest payments set forth in the examples below and the calculations used to determine those payments have not been verified by an independent third party. In addition, because the annual interest payment is dependent on the performance of the Commodity Index and interest rates over the term of the notes, it is not possible to illustrate the entire range of possible outcomes with respect to the performance of the notes over their term. As a result, the hypothetical interest payments below should not be taken as an indication of the future interest payments, if any, on the notes.

Example 1: The following example illustrates that a significant and/or prolonged decline in the annual returns of the Commodity Index will result in no annual interest payments and a reduction in the allocation of the 2005-2 Dynamic Portfolio Index to the Commodity Index portfolio to zero. Once the allocation is reduced to zero, it will remain at zero until maturity. Hence, if (as also illustrated by this example) the Commodity Index performs poorly during the earlier stage of the transaction, it may have a greater impact on the performance of the notes and increase the likelihood that the notes underperform the Commodity Index.

Year	Hypothetical Annual Commodity Index Return (%)	Value of 2005-2 Dynamic Portfolio Index Prior to Annual Interest Payment	% of 2005-2 Dynamic Portfolio Index Invested in Commodity Index Prior to Annual Interest Payment	Annual Interest Payment	Value of 2005-2 Dynamic Portfolio Index After Annual Interest Payment	% of 2005-2 Dynamic Portfolio Index Invested in Commodity Index After Annual Interest Payment
0		$100.00	82.54%	0.00%	$100.00	82.54%
1	-17.50%	$90.81	24.11%	0.00%	$90.81	24.09%
2	-15.00%	$90.63	0.00%	0.00%	$90.64	0.00%
3	26.00%	$93.69	0.00%	0.00%	$93.70	0.00%
4	8.00%	$96.57	0.00%	0.00%	$96.58	0.00%
5	-7.00%	$99.17	0.00%	0.00%	$99.18	0.00%
6	15.00%	$100.99	0.00%	0.99%	$100.00	0.00%

	10.02%			0.99%

Example 2: The following example illustrates that higher annual returns of the Commodity Index will result in a higher allocation of the 2005-2 Dynamic Portfolio Index to the Commodity Index portfolio and higher annual interest payments. Because any annual appreciation of the 2005-2 Dynamic Portfolio Index is paid out in the form of annual interest payments, the value of the 2005-2 Dynamic Portfolio Index and the allocation of the 2005-2 Dynamic Portfolio Index to the Commodity Index portfolio will decrease after an annual interest payment. In a rising commodity market environment, the annual interest payment will cause the notes to underperform the Commodity Index.

Year	Hypothetical Annual Commodity Index Return (%)	Value of 2005-2 Dynamic Portfolio Index Prior to Annual Interest Payment	% of 2005-2 Dynamic Portfolio Index Invested in Commodity Index Prior to Annual Interest Payment	Annual Interest Payment	Value of 2005-2 Dynamic Portfolio Index After Annual Interest Payment	% of 2005-2 Dynamic Portfolio Index Invested in Commodity Index After Annual Interest Payment
0		$100.00	82.54%	0.00%	$100.00	82.54%
1	-1.00%	$98.00	65.12%	0.00%	$98.01	65.12%
2	5.00%	$100.66	65.14%	2.65%	$98.04	63.45%
3	11.00%	$102.93	43.83%	4.89%	$98.08	41.79%
4	26.00%	$108.14	53.83%	7.74%	$100.43	50.01%
5	16.50%	$105.46	31.51%	2.35%	$103.08	30.78%
6	-18.60%	$100.99	0.00%	0.99%	$100.00	0.00%

	47.91%			18.62%

Example 3: The following example illustrates that lower annual returns of the Commodity Index will result in a lower allocation of the 2005-2 Dynamic Portfolio Index to the Commodity Index portfolio and lower annual interest payments. Because any annual appreciation of the 2005-2 Dynamic Portfolio Index is paid out in the form of annual interest payments, the value of the 2005-2 Dynamic Portfolio Index and the allocation of the 2005-2 Dynamic Portfolio Index to the Commodity Index portfolio will decrease after an annual interest payment. In a rising commodity market environment, the annual interest payments will cause the 2005-2 Dynamic Portfolio Index to underperform the Commodity Index. (Note that the notes are not called at the end of year three even though a cumulative annual return target of 10% per annum has been achieved because the closing value of the 2005-2 Dynamic Portfolio Index is not equal to or greater than 105.00).

Year	Hypothetical Annual Commodity Index Return (%)	Value of 2005-2 Dynamic Portfolio Index Prior to Annual Interest Payment	% of 2005-2 Dynamic Portfolio Index Invested in Commodity Index Prior to Annual Interest Payment	Annual Interest Payment	Value of 2005-2 Dynamic Portfolio Index After Annual Interest Payment	% of 2005-2 Dynamic Portfolio Index Invested in Commodity Index After Annual Interest Payment
0		$100.00	82.54%	0.00%	$100.00	82.54%
1	30.00%	$137.37	150.00%	37.36%	$100.05	122.84%
2	-4.00%	$97.35	41.10%	0.00%	$97.37	41.11%
3	12.00%	$102.54	42.92%	5.13%	$97.44	40.79%
4	17.00%	$102.49	31.54%	2.09%	$100.37	30.86%
5	-25.00%	$99.16	0.00%	0.00%	$99.17	0.00%
6	2.50%	$100.98	0.00%	0.98%	$100.00	0.00%

	38.37%			45.56%

Example 4: The following example illustrates that a high return of the Commodity Index in year one will result in a high annual interest payment, while lower annual returns in years two through six (especially in years three and five) will result in lower or no annual interest payments and a decrease in the percentage of the 2005-2 Dynamic Portfolio Index allocated to the Commodity Index portfolio.

Year	Hypothetical Annual Commodity Index Return (%)	Value of 2005-2 Dynamic Portfolio Index Prior to Annual Interest Payment	% of 2005-2 Dynamic Portfolio Index Invested in Commodity Index Prior to Annual Interest Payment	Annual Interest Payment	Value of 2005-2 Dynamic Portfolio Index After Annual Interest Payment	% of 2005-2 Dynamic Portfolio Index Invested in Commodity Index After Annual Interest Payment
0		$100.00	82.54%	0.00%	$100.00	82.54%
1	20.00%	$119.02	119.39%	19.03%	$100.03	103.44%
2	10.00%	$106.20	67.93%	6.16%	$99.97	63.93%
3	-22.00%	$94.50	10.91%	0.00%	$94.51	10.91%
4	12.00%	$96.68	5.98%	0.00%	$96.68	5.97%
5	-7.00%	$99.17	0.00%	0.00%	$99.18	0.00%
6	6.00%	$100.99	0.00%	0.99%	$100.00	0.00%

	21.22%			26.18%

Example 5: The following example illustrates that an increase in the annual return of the Commodity Index results in an increase in the allocation of the 2005-2 Dynamic Portfolio Index to the Commodity Index and the annual interest payment. Note, however, that after the annual interest payment in year one is made, the value of the 2005-2 Dynamic Portfolio Index decreases by the amount of the annual interest payment, de-leveraging occurs and the allocation of the 2005-2 Dynamic Portfolio Index to the Commodity Index portfolio decreases immediately thereafter. As a result, the value of 2005-2 Dynamic Portfolio Index is unlikely to rise significantly above its initial level after each annual interest payment is made. In addition, although the annual return of the Commodity Index declines significantly in years four and five, its impact on the performance of the notes relative to the performance of the Commodity Index is smaller than in previous examples because the decline occurs later in the term of the notes.

Year	Hypothetical Annual Commodity Index Return (%)	Value of 2005-2 Dynamic Portfolio Index Prior to Annual Interest Payment	% of 2005-2 Dynamic Portfolio Index Invested in Commodity Index Prior to Annual Interest Payment	Annual Interest Payment	Value of 2005-2 Dynamic Portfolio Index After Annual Interest Payment	% of 2005-2 Dynamic Portfolio Index Invested in Commodity Index After Annual Interest Payment
0		$100.00	82.54%	0.00%	$100.00	82.54%
1	25.50%	$128.42	140.67%	28.43%	$100.03	118.56%
2	8.00%	$104.75	67.46%	4.72%	$100.07	64.46%
3	16.00%	$109.11	64.93%	9.04%	$100.02	59.50%
4	-18.00%	$97.01	7.76%	0.00%	$97.01	7.76%
5	-17.00%	$99.17	0.00%	0.00%	$99.18	0.00%
6	20.00%	$100.99	0.00%	0.99%	$100.00	0.00%

	41.17%			43.18%

Example 6: The following example illustrates that as the annual return of the Commodity Index increases, the annual interest payments and the allocation of the 2005-2 Dynamic Portfolio Index to the Commodity Index portfolio also increase. However, as the annual return of the Commodity Index declines, so do the annual interest payments and the allocation of the 2005-2 Dynamic Portfolio Index to the Commodity Index portfolio. Because any annual appreciation of the 2005-2 Dynamic Portfolio Index is paid out in the form of annual interest, the value of the 2005-2 Dynamic Portfolio Index and the allocation of the 2005-2 Dynamic Portfolio Index to the Commodity Index portfolio will decrease after an annual interest payment. In a rising commodity market environment, the annual interest payments will cause the 2005-2 Dynamic Portfolio Index to underperform the Commodity Index.

Year	Hypothetical Annual Commodity Index Return (%)	Value of 2005-2 Dynamic Portfolio Index Prior to Annual Interest Payment	% of 2005-2 Dynamic Portfolio Index Invested in Commodity Index Prior to Annual Interest Payment	Annual Interest Payment	Value of 2005-2 Dynamic Portfolio Index After Annual Interest Payment	% of 2005-2 Dynamic Portfolio Index Invested in Commodity Index After Annual Interest Payment
0		$100.00	82.54%	0.00%	$100.00	82.54%
1	12.00%	$108.85	100.21%	8.86%	$100.06	92.13%
2	17.00%	$112.44	99.35%	12.38%	$100.04	88.40%
3	-1.00%	$99.68	40.00%	0.00%	$99.71	40.03%
4	24.00%	$111.68	63.92%	11.28%	$100.42	57.48%
5	10.00%	$103.44	24.96%	0.33%	$103.09	24.86%
6	-18.00%	$100.99	0.00%	0.99%	$100.00	0.00%

	55.70%			33.84%

Annual Interest Payment—Hypothetical Calculations

Because the annual interest payment on the notes is dependent on the Annual Adjusted Starting Value, the Annual Ending Value and the Bond Floor, and because these could each be a number of different values, it is not possible to present a chart or table illustrating a complete range of possible interest payments.

The five examples below show some hypothetical interest payment calculations. These hypothetical examples assume that the value of the 2005-2 Dynamic Portfolio Index and the value of the Bond Floor do not change between the calculation of the Annual DPI Return Amount and the Annual Interest Payment Date.

Example 1: The closing value of the 2005-2 Dynamic Portfolio Index one index business day prior to the current Annual DPI Return Date is greater than both the closing value of the 2005-2 Dynamic Portfolio Index on the preceding Annual DPI Return Date and 105% of the Bond Floor, resulting in an Annual DPI Return Amount and, therefore, an Annual Interest Payment that reflects the full appreciation of the 2005-2 Dynamic Portfolio Index.

Current Value of the 2005-2 Dynamic Portfolio Index: 106.00.

Previous Value of the 2005-2 Dynamic Portfolio Index: 100.00.

Current Bond Floor: 85.50.

105% of Bond Floor: 89.775.

Annual DPI Return Amount: 6.00.

Annual Interest Payment: $0.60 per $10 principal amount of notes.

Example 2: The value of the 2005-2 Dynamic Portfolio Index on the current Annual DPI Return Date is greater than both the value of the 2005-2 Dynamic Portfolio Index on the preceding Annual DPI Return Date and 105% of the value of the Bond Floor. However, 105% of the value of the Bond Floor is higher than the value of the 2005-2 Dynamic Portfolio Index on the preceding Annual DPI Return Date. Therefore, the Annual Interest Payment will not reflect the full appreciation of the 2005-2 Dynamic Portfolio Index.

Current Value of the 2005-2 Dynamic Portfolio Index: 105.50.

Previous Value of the 2005-2 Dynamic Portfolio Index: 97.00.

Current Bond Floor: 93.50.

105% of Bond Floor: 97.175.

Annual DPI Return Amount: 8.325.

Annual Interest Payment: $0.83 per $10 principal amount of notes.

Example 3: The closing value of the 2005-2 Dynamic Portfolio Index one index business day prior to the current Annual DPI Return Date is greater than the closing value of the 2005-2 Dynamic Portfolio Index on the preceding Annual DPI Return Date but less than 105% of the Bond Floor, resulting in no Annual DPI Return Amount and, therefore, no Annual Interest Payment.

Current Value of the 2005-2 Dynamic Portfolio Index: 97.15.

Previous Value of the 2005-2 Dynamic Portfolio Index: 96.00.

Current Bond Floor: 93.50.

105% of Bond Floor: 97.175.

Annual DPI Return Amount: 0.00.

Annual Interest Payment: $0.00 per $10 principal amount of notes.

Example 4: The value of the 2005-2 Dynamic Portfolio Index on the current Annual DPI Return Date is greater 105% of the value of the Bond Floor but less than the value of the 2005-2 Dynamic Portfolio Index on the preceding Annual DPI Return Date. Therefore, the Annual Interest Payment will be zero.

Current Value of the 2005-2 Dynamic Portfolio Index: 97.50.

Previous Value of the 2005-2 Dynamic Portfolio Index: 100.00.

Current Bond Floor: 85.50.

105% of Bond Floor: 89.775.

Annual DPI Return Amount: 0.00.

Annual Interest Payment: $0.00 per $10 principal amount of notes.

Example 5 (Applicable only at Maturity): At maturity, the interest payment reflects the full annual appreciation of the 2005-2 Dynamic Portfolio Index, without regard to the value of the 2005-2 Dynamic Portfolio Index on the preceding Annual DPI Return Date or the value of the Bond Floor. In this example, the closing value of the 2005-2 Dynamic Portfolio Index one index business day prior to the current Annual DPI Return Date is greater than 100% of the Bond Floor, resulting in an Annual DPI Return Amount and, therefore, an Annual Interest Payment.

Current Value of the 2005-2 Dynamic Portfolio Index: 104.50.

Previous Value of the 2005-2 Dynamic Portfolio Index: 106.00.

Current Bond Floor: 100.00.

Annual DPI Return Amount: 4.50.

Annual Interest Payment: $0.45 per $10 principal amount of notes.

The examples are for purposes of illustration only. The actual interest payments will depend on the actual ending values determined by the calculation agent as described in this prospectus supplement. Hypothetical examples of the closing values for the 2005-2 Dynamic Portfolio Index are included above under “—2005-2 Dynamic Portfolio Index—Hypothetical Calculations.”

Redemption at the Option of the Holder; Defeasance

The notes are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Mandatory Call

We will call the notes, in whole, but not in part, during any of the semi-annual five Index Business Day periods commencing on February     , 2008 (one index business day after the third Annual DPI Return Date) and ending on or about six months prior to the Valuation Date if, on any Index Business Day during any five Index Business Day period (each such day, a “Call Date”), the following conditions are satisfied:

•	the closing value of the 2005-2 Dynamic Portfolio Index is equal to or greater than approximately 105.00; and

•	the sum of 1/10 of the value of the 2005-2 Dynamic Portfolio Index and all annual interest paid on each $10 principal amount of notes up to such date minus the unamortized repurchase spread results in an annualized return on the notes of at least approximately 10% per annum (compounded annually) up to the Call Date;

provided that the value of the Commodity Index has not declined by approximately 8% or more by 11:00 a.m., New York City time, on the immediately succeeding Index Business Day from its closing value on the Call Date.

If we call the notes, you will receive for each note a payment in cash equal to  1/10 of the closing value of the 2005-2 Dynamic Portfolio Index one index business day after the call date, which we refer to as the Call Valuation Date, minus the unamortized repurchase spread (as determined by the calculation agent), but not less than $10.

Payment of the call price will be made no later than 15 Index Business Days after the Call Date. Such payment will be made to the person in whose name a note is registered at the close of business on the Call Date.

Your ability to participate in any increases in the value of the Commodity Index from the preceding Annual DPI Return Date will cease on the day on which the call payment is determined. If we call the notes, your call payment, together with all other payments made on the notes from the date of issuance to and including the preceding Annual Interest Payment Date, may provide a yield to call of less than approximately 10% per annum (compounded annually) if the value of the 2005-2 Dynamic Portfolio Index decreases on the index business day following the call date. You should refer to “Risk Factors—Risk Factors Relating to the Notes—The Notes are Subject to Being Called, Which Will Limit the Potential Return on Your Investment in the Notes” in this prospectus supplement.

Please note that if we are not required to call the Notes, your investment in the Notes will continue for the full six-year term of the Notes, which mature on                     , 2011.

So long as the notes are represented by global securities and are held on behalf of DTC, call notices and other notices will be given by delivery to DTC. If the notes are no longer represented by global securities and are not held on behalf of DTC, call notices and other notices will be published in a leading daily newspaper in the City of New York, which is expected to be The Wall Street Journal.

If the value (including a closing value) of any component of the 2005-2 Dynamic Portfolio Index is unavailable on any date because of a market disruption event or otherwise, unless deferred by the calculation agent as described below, the calculation agent, in its sole discretion, will determine the value of any component of the 2005-2 Dynamic Portfolio Index for which no value is available as follows:

•	the value of the Commodity Index will be the arithmetic mean, as determined by the calculation agent, of the value of the Commodity Index obtained from as many dealers in commodity futures (which may include Citigroup Global Markets Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent;

•	the value of any futures contract underlying the Commodity Index for which no value is available will be the arithmetic mean, as determined by the calculation agent, of the value of that futures contract obtained from as many dealers in commodity futures (which may include Citigroup Global Markets Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent;

•	the value of the notional bond portfolio will be the arithmetic mean, as determined by the calculation agent, of the value of the notional bond portfolio obtained from as many dealers in fixed-income securities (which may include Citigroup Global Markets Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent;

•	the value of the Bond Floor will be the arithmetic mean, as determined by the calculation agent, of the value of the Bond Floor obtained from as many dealers in fixed-income securities (which may include Citigroup Global Markets Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent;

•	the value of the Dynamic Portfolio Adjustment Factor will be calculated and allocated as described below under “Description of the 2005-2 Dynamic Portfolio Index—Calculation of the 2005-2 Dynamic Portfolio Index—The Dynamic Portfolio Adjustment Factor;”

•	the value of the Commodity Index Adjustment Factor will be calculated and allocated as described below under “Description of the 2005-2 Dynamic Portfolio Index—Calculation of the 2005-2 Dynamic Portfolio Index—The Commodity Index Adjustment Factor;” and

•	the value, if any, of the Notional Participation Facility Amount will be calculated as described below under “Description of the 2005-2 Dynamic Portfolio Index—Calculation of the 2005-2 Dynamic Portfolio Index—The Notional Participation Facility.”

The calculation agent will then calculate the value of the 2005-2 Dynamic Portfolio Index and, if earlier than the fifth index business day prior to maturity, will determine whether a Reallocation Event has occurred. If the calculation agent determines that a Reallocation Event has occurred, it will reallocate the value of the 2005-2 Dynamic Portfolio Index in accordance with “Description of the 2005-2 Dynamic Portfolio Index—Reallocation of the 2005-2 Dynamic Portfolio Index.”

The determination of any of the above values or of a Reallocation Event by the calculation agent in the event any such value is unavailable may be deferred by the calculation agent for up to five consecutive index business days on which a market disruption event is occurring, but not past the index business day prior to maturity. No reallocation of the value of the 2005-2 Dynamic Portfolio Index will occur on any day on which the determination of any of the above values is so deferred.

An “index business day” means a day, as determined by the calculation agent, on which (1) the 2005-2 Dynamic Portfolio Index or any successor index is calculated, (2) futures contracts comprising more than 80% of the value of the Commodity Index on such day are capable of being traded on their relevant exchanges during the one-half hour before the determination of the closing value of the Commodity Index, and (3) commercial banks and foreign exchange markets settle payments in U.S. dollars in New York City.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us and the beneficial owners of the notes, absent manifest error.

A “market disruption event” means, as determined by the calculation agent in its sole discretion (1) the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Commodity Index on any day, (2) the settlement price of any futures contract used in the calculation of the Commodity Index reflects the maximum permitted price change from the previous day’s settlement price, (3) the failure of any exchange to publish official settlement prices for any futures contract used in the calculation of the Commodity Index, (4) with respect to any futures contract used in the calculation of the Commodity Index that trades on the London Metal Exchange, a business day on which the London Metal Exchange is not open for trading, (5) with respect to Eurodollar futures contracts, a business day on which the Chicago Mercantile Exchange is not open for trading or fails to publish official settlement prices for such contracts, or (6) in relation to U.S. Treasury bills and bonds, an event as a result of which the Federal Reserve Bank in New York City cannot clear the transfer of U.S. Treasury bills and bonds if, in each case, in the determination of the calculation agent, any such termination, suspension, limitation, disruption, failure to publish, closure or event is material.

Discontinuance of the Commodity Index

If Dow Jones and AIG discontinue publication of either the Commodity Index, or if Dow Jones, AIG or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the Commodity Index, then the closing value as of any succeeding index business day will be determined by reference to the value of that index, which we refer to as a “successor index.” Upon any selection by the calculation agent of a successor index, the calculation agent will cause notice to be furnished to us and the trustee, who will provide notice of the selection of the successor index to the registered holders of the notes.

If Dow Jones and AIG discontinue publication of the Commodity Index and a successor index is not selected by the calculation agent or is no longer published on any index business day, the value to be substituted for the Commodity Index for that index business day will be a value computed by the calculation agent for that index business day in accordance with the procedures last used to calculate the Commodity Index prior to any such discontinuance.

If Dow Jones and AIG discontinue publication of the Commodity Index prior to the earlier to occur of the Valuation Date and one index business day after the Call Date and the calculation agent determines that no successor index is available at that time, then on each index business day until the earlier to occur of (a) the Valuation Date, (b) one index business day after the Call Date and (c) a determination by the calculation agent that a successor index is available, the calculation agent will determine the closing value of the successor index as if such day were an index business day. The calculation agent will cause notice of each such value to be published not less often than once each month in The Wall Street Journal (or another newspaper of general circulation). Notwithstanding these alternative arrangements, discontinuance of the publication of the Commodity Index may adversely affect trading in the notes.

If a successor index is selected or the calculation agent calculates a value as a substitute for the Commodity Index as described above, the successor index or value will be substituted for the Commodity Index for all purposes, including for purposes of determining whether an index business day or market disruption event occurs. Notwithstanding these alternative arrangements, discontinuance of the publication of the Commodity Index may adversely affect the value of the notes.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us and the beneficial owners of the notes, absent manifest error.

Alteration of Method of Calculation

If at any time the method of calculating the Commodity Index or a successor index is changed in any material respect, or if the Commodity Index or a successor index is in any other way modified so that the value of the Commodity Index or the successor index does not, in the opinion of the calculation agent, fairly represent the value of that index had the changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of an index comparable to the Commodity Index or the successor index as if the changes or modifications had not been made, and calculate the closing value with reference to the Commodity Index or the successor index. Accordingly, if the method of calculating the Commodity Index or the successor index is modified so that the value of the Commodity Index or the successor index is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split in the Commodity Index), then the calculation agent will adjust that index in order to arrive at a value of the index as if it had not been modified (e.g., as if the split had not occurred).

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to any note shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the notes will be determined by the calculation agent and will equal, for each note, the maturity payment, calculated as though the maturity of the notes were the date of early repayment. See “—Payment at Maturity” above. If a bankruptcy proceeding is commenced in respect of Citigroup Global Markets Holdings, the beneficial owner of notes will not be permitted to make a claim for unmatured interest and the claim of the beneficial owner of notes will be capped at the maturity payment, calculated as though the maturity date of the notes were the date of the commencement of the proceeding, plus an additional amount of interest, calculated as though the Annual DPI Return Date were the date of the commencement of the proceeding.

In case of default in payment at maturity of the notes, the notes shall bear interest, payable upon demand of the beneficial owners of the notes in accordance with the terms of the notes, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of     % per annum on the unpaid amount due.

Book-Entry System

Upon issuance, all notes will be represented by one or more fully registered global securities (the “Global Securities”). Each such Global Security will be deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for notes in definitive form, no Global Security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts that each of these systems maintains as a participant in DTC.

A description of DTC’s procedures with respect to the Global Securities is set forth in the accompanying prospectus under “Book-Entry Procedures and Settlement.” DTC has confirmed to Citigroup Global Markets Holdings, Citigroup Global Markets Inc. and the trustee that it intends to follow such procedures.

Same-Day Settlement and Payment

Settlement for the notes will be made by Citigroup Global Markets Inc. in same-day funds. All maturity payments, interest payments and call price payments will be paid by Citigroup Global Markets Holdings in same-day funds so long as the notes are maintained in book-entry form.

Calculation Agent

The calculation agent for the notes and the 2005-2 Dynamic Portfolio Index will be Citigroup Global Markets Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings and the holders of the notes. Because the calculation agent is an affiliate of Citigroup Global Markets Holdings, potential conflicts of interest may exist between the calculation agent and the holders of the notes, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to holders of the notes. Citigroup Global Markets Inc. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

DESCRIPTION OF THE 2005-2 DYNAMIC PORTFOLIO INDEXSM

General

The 2005-2 Dynamic Portfolio Index allocates notional investments between:

•	the Dow Jones-AIG Commodity Index Total Return (the “Commodity Index”); and

•	either notional U.S. Treasury strips or notional discount bonds (as described below).

We refer to the notional investments in the Commodity Index as the Commodity Index portfolio. The value of the Commodity Index portfolio at any time will equal the product of (i) the number of Commodity Index units in the 2005-2 Dynamic Portfolio Index at that time; and (ii) the value of one Commodity Index unit at that time. The value of one Commodity Index unit will equal one percent of the value of the Commodity Index at that time.

We refer to the notional investments in the notional U.S. Treasury strips or notional discount bonds as the notional bond portfolio. The value of the notional bond portfolio at any time will equal the product of (i) the number of notional bond units in the 2005-2 Dynamic Portfolio Index at that time; and (ii) the value of one notional bond unit at that time. The value of one notional bond unit will be calculated as described below under “—The Notional Bond Portfolio.”

Based on the initial value of 100.00 of the 2005-2 Dynamic Portfolio Index on the date on which the notes are priced for initial sale to the public (the “Pricing Date”), the initial allocation to the Commodity Index portfolio will be targeted to equal         % of the value of the 2005-2 Dynamic Portfolio Index (the “Target Commodity Index Initial Allocation”) and the allocation to the notional bond portfolio will be targeted to equal         % of the value of the 2005-2 Dynamic Portfolio Index (the “Target Bond Portfolio Initial Allocation” and, together with the Target Commodity Index Initial Allocation, the “Target Initial Allocation”). The Target Initial Allocation will be determined on the Pricing Date. The actual initial allocation to the Commodity Index portfolio, as well as the actual number of Commodity Index units represented by such actual allocation, will be determined over the two index business days beginning one index business day immediately following the Pricing Date (the “Initial Allocation Period”), while the actual initial allocation to the notional bond portfolio, as well as the actual number of notional bond units represented by such actual allocation, will be determined at the end of the first day of the Initial Allocation Period. On the Pricing Date, the initial value of the 2005-2 Dynamic Portfolio Index will be allocated to a notional investment bearing interest at the effective overnight Federal Funds Rate. Subject to the provisions of the next paragraph, on the first day of the Initial Allocation Period, (i) the amount of the Federal Funds Rate notional investment (including interest earned on that investment) will be reduced by the Target Bond Portfolio Initial Allocation and a number of notional bond units will be allocated to the 2005-2 Dynamic Portfolio Index equal to (x) such amount, divided by (y) the value of a notional bond unit at the close of business on such day, and (ii) the amount of the Federal Funds Rate notional investment (including interest earned on that investment) will be reduced by 50% of the Target Commodity Index Initial Allocation and a number of Commodity Index units will be allocated to the 2005-2 Dynamic Portfolio Index equal to (a) such amount, divided by (b) the value of a Commodity Index unit at the close of business on such day. Subject to the provisions of the next paragraph, on the second day of the Initial Allocation Period, the remainder of the Federal Funds Rate notional investment (including interest earned on that investment) will be reduced to zero and a number of Commodity Index units will be allocated to the 2005-2 Dynamic Portfolio Index equal to (x) such remaining amount, divided by (y) the value of a Commodity Index unit at the close of business on such day. Subject to the provisions of the next paragraph, at the close of business on the second day of the Initial Allocation Period, the allocation of the notional investment represented by the 2005-2 Dynamic Portfolio Index to the Commodity Index portfolio and the notional bond portfolio will be the actual initial allocation, which may not be the same as the Target Initial Allocation.

If at the beginning of the second day of the Initial Allocation Period the calculation agent determines that a Reallocation Event had occurred due to (i) a decrease in the Gap Ratio below 16%, (ii) a decline of approximately 8% or more by 11:00 a.m., New York City time, on any index business day, in the aggregate value of the futures contracts underlying the Commodity Index that are approaching their delivery date in the upcoming month from their aggregate closing value on the previous index business day, or (iii) the value of the 2005-2 Dynamic Portfolio Index falling below 101% of the value of the Bond Floor, the determination of the allocation of the 2005-2 Dynamic Portfolio Index between the Commodity Index portfolio and the notional bond portfolio will be made as described below in “—Reallocation of the 2005-2 Dynamic Portfolio Index” and not as described above.

The allocation of the notional investment represented by the 2005-2 Dynamic Portfolio Index to the Commodity Index portfolio and the notional bond portfolio will change during the term of the notes pursuant to a pre-determined reallocation methodology designed to maximize the 2005-2 Dynamic Portfolio Index’s participation in any appreciation in the value of the Commodity Index while maintaining the value of the 2005-2 Dynamic Portfolio Index above 100.00 at maturity. For example, if the value of the Commodity Index portfolio increases, the percentage of the 2005-2 Dynamic Portfolio Index allocated to the Commodity Index portfolio may increase, which would in turn increase the participation of the 2005-2 Dynamic Portfolio Index in any further appreciation of the Commodity Index. Using the Notional Participation Facility (as described below), the allocation to the Commodity Index portfolio could be increased up to 150% of the value of the 2005-2 Dynamic Portfolio Index. Conversely, if the value of the Commodity Index portfolio decreases, the percentage of the 2005-2 Dynamic Portfolio Index allocated to the Commodity Index portfolio may decrease and the amount allocated to the notional bond portfolio may increase. Depending upon the value of the Commodity Index, its allocation in the 2005-2 Dynamic Portfolio Index could be as low as 0% of the value of the 2005-2 Dynamic Portfolio Index portfolio, in which case the entire value of the 2005-2 Dynamic Portfolio Index will be allocated to the notional bond portfolio. If the allocation to the Commodity Index portfolio is zero at any time during the term of the notes, it will remain zero and interest will not be paid thereafter, except at maturity to the extent that the value of the 2005-2 Dynamic Portfolio Index exceeds 100.00. For more information on reallocation of the value of the 2005-2 Dynamic Portfolio Index, see “—Reallocation of the 2005-2 Dynamic Portfolio Index” below.

The Notional Bond Portfolio

The notional bond portfolio will comprise either notional U.S. Treasury strips or notional discount bonds. Whether the notional bond portfolio comprises notional U.S. Treasury strips or notional discount bonds will depend on whether the amount allocated to the Commodity Index portfolio is zero or greater than zero. Notional investments in the notional bond portfolio will be made by effecting notional purchases of notional bond units. The value of the notional bonds comprising the notional bond portfolio is not intended to represent or indicate that any such bonds or portfolio of bonds exists, is capable of being traded or represents the obligation of any issuer (including the U.S. Treasury).

If no value of the notional bond portfolio is available on any date because of a market disruption event or otherwise, unless as deferred by the calculation agent as described above, the value of the notional bond portfolio will be the arithmetic mean, as determined by the calculation agent, of the value of the notional bond portfolio obtained from as many dealers in fixed-income securities (which may include Citigroup Global Markets Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent.

The Notional Treasury Strips

If the amount allocated to the Commodity Index portfolio is greater than zero, each notional bond unit will comprise one notional U.S. Treasury strip that:

•	is denominated in U.S. dollars;

•	has a redemption amount equal to $1.00;

•	does not pay interest;

•	matures on the fifth index business day prior to the valuation date; and

•	has an initial price of $ on the date the notes are priced for initial sale to the public.

If the notional bond portfolio comprises notional U.S. Treasury strips, the value of one notional bond unit will equal the value of one notional U.S. Treasury strip. The value of a notional U.S. Treasury strip will be determined by the calculation agent by discounting the notional redemption amount of the strip from the strip’s maturity date by the interpolated U.S. Treasury strip yield for the notional U.S. Treasury strips. The interpolated yield will be calculated by performing an interpolation between the yield for the U.S. Treasury strip with a shorter term nearest to the term of the notional U.S. Treasury strip and the yield for the U.S. Treasury strip with a longer term nearest to the term of the notional U.S. Treasury strip. As a result, the value of a notional bond unit will change as the value of the notional U.S. Treasury strips changes in response to changes in interest rates.

The Notional Discount Bonds

If the amount allocated to the Commodity Index portfolio is zero, each notional bond unit will comprise one notional discount bond that:

•	is denominated in U.S. dollars;

•	has a redemption amount equal to $1.00;

•	matures on the fifth index business day prior to the valuation date; and

•	pays a coupon at a rate equal to 1.17% per annum daily, calculated on the basis of a 365-day year.

If the notional bond portfolio comprises notional discount bonds, the value of one bond unit will equal the value of one notional discount bond. The value of a notional discount bond will be determined by the calculation agent by discounting the notional redemption amount of the bond from the bond’s maturity date and any remaining notional coupons on the bond until its maturity date from the expected payment dates of the remaining coupons using discount rates equal to the sum of (i) interpolated spot yields derived from the U.S. dollar swap rate (or U.S. dollar LIBOR rates for maturities of one year or shorter) interpolated to the maturity date of the bond and the payment dates for each of the remaining coupons; and (ii)     %. The U.S. dollar swap rate is based upon the U.S. Treasury rate plus a credit spread commonly referred to as swap spread, as provided by Bloomberg Financial Markets or another recognized source selected by the calculation agent on that date. As a result, the value of a bond unit will change as the value of the notional discount bonds changes in response to changes in interest rates.

A portion of the notional coupons on the notional discount bonds may be reinvested in the notional bond portfolio through the notional purchase of additional notional bond units at the close of business on each index business day.

Calculation of the 2005-2 Dynamic Portfolio Index

The value of the 2005-2 Dynamic Portfolio Index will be calculated by Citigroup Global Markets Inc. as calculation agent. The value of the 2005-2 Dynamic Portfolio Index will be set to equal 100.00 on the date the notes are priced for initial sale to the public.

The value of the 2005-2 Dynamic Portfolio Index, or DPIV, on any index business day will be calculated according to the following formula:

DPIV = CIP + NBP – NPF

where:

CIP	is the value of the Commodity Index portfolio, net of the portion of the Dynamic Portfolio Adjustment Factor allocated to the Commodity Index portfolio and the Commodity Index Adjustment Factor;
NBP	is the value of the notional bond portfolio, net of the portion of the Dynamic Portfolio Adjustment Factor allocated to the notional bond portfolio. The value of the notional bond portfolio includes any additional notional bond units purchased through the reinvestment of notional coupons on notional discount bonds as described above under “Description of the 2005-2 Dynamic Portfolio Index—The Notional Bond Portfolio;” and
NPF	is the value of notional borrowed funds outstanding under the Notional Participation Facility (as described below).

In addition, the 2005-2 Dynamic Portfolio Index will be reduced on each Annual DPI Return Date based on the Annual DPI Return Amount if the Annual DPI Return Amount is greater than zero. This reduction could cause a Reallocation Event even if the level of the Commodity Index has not fallen.

The value of the 2005-2 Dynamic Portfolio Index on any day that is not an index business day will equal the value of the 2005-2 Dynamic Portfolio Index on the previous day minus the Dynamic Portfolio Adjustment Factor and the Commodity Index Adjustment Factor for that day and, if applicable, the Notional Participation Facility Fee for that day.

The Dynamic Portfolio Adjustment Factor

The Dynamic Portfolio Adjustment Factor will accrue daily on the basis of a 365-day year and on any day will equal the product of (1/365) and the sum of:

(1)	approximately 0.67% of the initial level of the 2005-2 Dynamic Portfolio Index; and

(2)	approximately 1.25% (approximately 0.50% if allocation to the Commodity Index is zero) of the greater of 100.00 and the value of the 2005-2 Dynamic Portfolio Index allocated to the Commodity Index at the end of the previous index business day, after effecting any required reallocation.

The Dynamic Portfolio Adjustment Factor will be calculated and subtracted from the Commodity Index portfolio and the notional bond portfolio on a pro rata basis at the end of each day after effecting any reallocation on that day, commencing on the second day after the notes are priced for initial sale to the public. Subtraction of the Dynamic Portfolio Adjustment Factor will be effected by reducing the number of units in the Commodity Index and the notional bond portfolio by the number of units of the Commodity Index and the notional bond portfolio, respectively, with an aggregate value as of the close of business on the previous day equal to each of the Commodity Index and the notional bond portfolio’s pro rata portion of the Dynamic Portfolio Adjustment Factor.

The level of the Dynamic Portfolio Adjustment Factor accrued and deducted will be retained by Citigroup Global Markets Holdings. Because the Dynamic Portfolio Adjustment Factor reduces the value of the 2005-2 Dynamic Portfolio Index, the return on an investment in the 2005-2 Dynamic Portfolio Index will be less than the return on a similar security that was directly linked to the Commodity Index and the notional securities comprising the notional bond portfolio and that did not include such a Dynamic Portfolio Adjustment Factor. See “Risk Factors—Risk Factors Relating to the Notes—Your Return on the Notes Will Not Reflect the Return You Would Realize if You Invested Directly in a Security Linked to the Dow Jones-AIG Commodity Index Total Return and the Notional Securities Comprising the Notional Bond Portfolio” in this prospectus supplement.

The Commodity Index Adjustment Factor

The “Commodity Index Adjustment Factor” represents the anticipated notional costs associated with “rolling” each of the futures contracts on the commodities included in the Commodity Index several times per year, and will accrue daily on the basis of a 365-day year. The Commodity Index Adjustment Factor, or CIAF, will be calculated and subtracted from the 2005-2 Dynamic Portfolio Index at the end of each day prior to effecting any reallocation that day and will be calculated according to the following formula:

CIAF = PCIU * PCIV * CIAFP * (1/365)

where:

PCIU	is the number of Commodity Index units within the 2005-2 Dynamic Portfolio Index at the close of business on the preceding day;

PCIV	is the value of the Commodity Index at the close of business on the preceding day; and

CIAFP	is the Commodity Index Adjustment Factor Percentage, which equals approximately 0.50% (or 0% if allocation of the 2005-2 Dynamic Portfolio Index to the Commodity Index falls to zero).

The value of the Commodity Index Adjustment Factor on any day that is not an index business day will be calculated based on the value of the Commodity Index on the previous day and will be deducted from the value of the 2005-2 Dynamic Portfolio Index on that day.

The level of the Commodity Index Adjustment Factor accrued and deducted will be retained by Citigroup Global Markets Holdings as reimbursement for Citigroup Global Markets Holdings and its affiliates’ expected hedging costs in connection with Citigroup Global Markets Holdings’ obligations under the notes that are associated with “rolling” the futures contracts on the commodities included in the Commodity Index. Because the Commodity Index Adjustment Factor reduces the value of the 2005-2 Dynamic Portfolio Index, the return on an investment in the 2005-2 Dynamic Portfolio Index will be less than the return on a security that was directly linked to the 2005-2 Dynamic Portfolio Index that did not include such a Commodity Index Adjustment Factor. See “Risk Factors—Risk Factors Relating to the Notes—Your Return on the Notes Will Not Reflect the Return You Would Realize If You Invested Directly in a Security Linked to the Dow Jones-AIG Commodity Index Total Return and the Notional Securities Comprising the Notional Bond Portfolio” in this prospectus supplement.

The Notional Participation Facility

The Notional Participation Facility is a notional financing facility that permits the allocation to the Commodity Index portfolio to exceed 100% of the value of the 2005-2 Dynamic Portfolio Index, subject to a maximum of 150%. If on any day the allocation to the Commodity Index portfolio is greater than or equal to 150% of the value of the 2005-2 Dynamic Portfolio Index, the allocation to the Commodity Index portfolio will not be increased that day. In addition, if on any day the Notional Participation Facility Amount is greater than or equal to 75.00, the allocation to the Commodity Index portfolio will not be increased that day. However, no Reallocation Event in which the allocation to the Commodity Index portfolio is decreased will occur solely because the value of the Commodity Index is greater than or equal to 150% of the value of the 2005-2 Dynamic Portfolio Index or because the Notional Participation Facility Amount equals or exceeds 75.00.

If a reallocation would result in an allocation to the Commodity Index portfolio greater than 150% of the value of the 2005-2 Dynamic Portfolio Index, only an amount equal to the difference between 150% of the value of the 2005-2 Dynamic Portfolio Index and the value of the Commodity Index allocated to the 2005-2 Dynamic Portfolio Index immediately prior to that reallocation will be available to effect that reallocation. In addition if a reallocation would result in a Notional Participation Facility Amount greater than 75.00, only an amount equal to the difference between 75.00 and the Notional Participation Facility Amount prior to that reallocation will be available to effect that reallocation. If the Notional Participation Facility Amount exceeds 75.00 or the amount allocated to the Commodity Index portfolio exceeds 150% of the value of the 2005-2 Dynamic Portfolio Index, no reallocation to the Commodity Index portfolio will be effected.

The Notional Participation Facility Amount will be calculated at the end of each day prior to any reallocation to the Commodity Index portfolio and will equal the sum of (1) notional borrowed funds outstanding under the Notional Participation Facility plus any outstanding Notional Participation Facility Fees and (2) the Notional Participation Facility Fee for that day.

The Notional Participation Facility Fee on any day equals the product of (i) (1/360); (ii) the Notional Participation Facility Amount at the end of the previous day after any reallocations effected on that day, including any outstanding Notional Participation Facility Fees; and (iii) the effective Federal Funds Rate for that day plus 1.00%. The Notional Participation Facility Fee will accrue daily and will be computed on the basis of a 360-day year. The Federal Funds Rate on any day will be the rate for Federal Funds as published in H.15(519) under the heading “Federal Funds (Effective)” and if that day is not an index business day, the rate for Federal Funds as published on the previous index business day.

Reallocation of the 2005-2 Dynamic Portfolio Index

The allocation of the notional investment represented by the 2005-2 Dynamic Portfolio Index to the Commodity Index portfolio and the notional bond portfolio will be modified if a Reallocation Event occurs. In general, reallocations of the 2005-2 Dynamic Portfolio Index are designed to maximize the 2005-2 Dynamic Portfolio Index’s participation in any appreciation in the value of the Commodity Index while maintaining the 2005-2 Dynamic Portfolio Index above 100.00 at maturity and will be effected through the notional purchase and sale of Commodity Index units and bond units. Reallocations of the 2005-2 Dynamic Portfolio Index may involve the notional purchase and sale of fractional Commodity Index units and fractional bond units.

Reallocation Events

A “Reallocation Event” will occur (1) upon the calculation of an Annual DPI Return Amount greater than zero as described below under “—The Annual DPI Return Amount” (even if the value of the Commodity Index has not fallen), (2) following an approximately 8% decrease, by 11:00 a.m., New York City time, on any Index Business Day, in the aggregate value of the futures contracts underlying the Commodity Index that are approaching their delivery date in the upcoming month from their aggregate closing value on the previous Index Business Day, and (3) when the ratio of (x) the difference between the value of the 2005-2 Dynamic Portfolio Index and the Bond Floor to (y) the value of the 2005-2 Dynamic Portfolio Index allocated to the Commodity Index portfolio is less than or greater than certain predetermined ratios. This ratio is referred to as the “Gap Ratio,” as described below under “—The Gap Ratio.” In general, the allocation to the Commodity Index portfolio may increase following increases in the value of the Commodity Index (which increases the difference between the value of the 2005-2 Dynamic Portfolio Index and the Bond Floor). In general, the allocation to the Commodity Index portfolio may decrease following decreases in the value of the Commodity Index.

The calculation agent will determine whether a Reallocation Event has occurred at the beginning of each index business day up to but excluding the fifth index business day prior to maturity. A Reallocation Event will be deemed to have occurred if the Gap Ratio is below 16% or above 24% at the close of business on the previous index business day; provided that during the Initial Allocation Period a Reallocation Event will not be deemed to have occurred if the Gap Ratio is above 24% at the close of business on the previous index business day.

The calculation agent may defer the determination of the values of the Commodity Index portfolio and the notional bond portfolio for up to five consecutive index business days on which a market disruption event is occurring, but not past the index business day prior to maturity. Following this period of five index business days, the calculation agent will determine the values of the Commodity Index portfolio and the notional bond portfolio. No reallocation of the value of the 2005-2 Dynamic Portfolio Index will occur on any day on which the determination of the value of the Commodity Index portfolio and the notional bond portfolio is deferred by the calculation agent.

If the calculation agent determines that a Reallocation Event has occurred, the calculation agent will determine the Reallocation Percentage, or the percentage of the 2005-2 Dynamic Portfolio Index’s value that must be allocated to the Commodity Index portfolio pursuant to the reallocation methodology. The Reallocation Percentage will be determined on the basis of values at the close of business on the previous index business day. The calculation agent will reallocate the value of the 2005-2 Dynamic Portfolio Index at the close of business on the index business day on which a Reallocation Event has been determined to have occurred.

Reallocations will involve notional sales and purchases of Commodity Index units and bond units. The number of Commodity Index units to be notionally sold or purchased will be determined by the calculation agent at the beginning of each index business day. However, those notional sales or purchases will be effected at the values (as determined by the calculation agent) of Commodity Index units and bond units at the close of business on the date of reallocation.

If the reallocation results in an increased percentage of the value of the 2005-2 Dynamic Portfolio Index allocated to the Commodity Index portfolio, the reallocation will involve the notional sale of bond units and the notional purchase of Commodity Index units with the notional proceeds of the sale. Any purchase of Commodity Index units that cannot be effected through the sale of bond units will be effected using the Notional Participation Facility. The Notional Participation Facility Amount will be increased by the amount necessary to purchase the Commodity Index units, subject to the cap on the Notional Participation Facility Amount as described above.

If the reallocation results in a decreased percentage of the value of the 2005-2 Dynamic Portfolio Index allocated to the Commodity Index portfolio, the reallocation will involve the notional sale of Commodity Index units. The notional proceeds of this sale will be used first to reduce the Notional Participation Facility Amount to zero and then to make notional purchases of bond units.

The number of Commodity Index units and the number of notional bond units in the Commodity Index portfolio and the notional bond portfolio, respectively, will then be adjusted to reflect the units notionally sold or purchased as a result of the reallocation.

The occurrence of a Reallocation Event and the Reallocation Percentage will be determined based on the values of the Commodity Index, the notional bond portfolio and the Bond Floor at the close of business on the previous index business day and any necessary reallocation will be effected at the close of business on the index business day on which the occurrence of the Reallocation Event is determined. As a result:

•	the calculation agent may determine that a Reallocation Event has occurred even if the values of the Commodity Index, the notional bond portfolio and the Bond Floor at the time the reallocation is effected would not result in a Reallocation Event;

•	the 2005-2 Dynamic Portfolio Index may not participate as fully in any appreciation of the Commodity Index that occurs between the determination of the occurrence of a Reallocation Event and the resulting reallocation as it would if the reallocation were effected immediately following determination of the Reallocation Percentage; and

•	the calculation agent may effect a greater or lesser allocation to the Commodity Index portfolio or the notional bond portfolio than otherwise would be required if the occurrence of a Reallocation Event were determined by the calculation agent at the end of that index business day.

See “Risk Factors—Risk Factors Relating to the 2005-2 Dynamic Portfolio Index—The Delay Between the Determination of a Reallocation Event and Reallocation of Amounts Within the 2005-2 Dynamic Portfolio Index Could Result in Reallocations That Would Be Unnecessary If Reallocations Were Determined and Effected at the Same Time” in this prospectus supplement.

Reallocation Upon the Determination of an Annual DPI Return Amount Greater Than Zero

The calculation agent will determine if the Annual DPI Return Amount is greater than zero at the beginning of each Annual DPI Return Date. If the Annual DPI Return Amount is greater than zero, the calculation agent will reduce the value of the 2005-2 Dynamic Portfolio Index by the Annual DPI Return Amount by reducing the number of units in the Commodity Index portfolio and the notional bond portfolio by the number of units of each with an aggregate value as of the close of business on the previous index business day equal to their pro rata portions of the 2005-2 Dynamic Portfolio Index. A Reallocation Event will be deemed to have occurred if the Annual DPI Return Amount is greater than zero, and the calculation agent will determine the Reallocation Percentage as described under “—Reallocation Events” above, except that the value of the 2005-2 Dynamic Portfolio Index will be the value of the 2005-2 Dynamic Portfolio Index at the close of business on the previous index business day after being reduced to take into account the reduction of the value of the 2005-2 Dynamic Portfolio Index by the Annual DPI Return Amount. If the Annual DPI Return Amount is not greater than zero, the calculation agent will determine whether a Reallocation Event has occurred and, if so, will effect any reallocation, as described under “—Reallocation Events” above.

Reallocation Following an Approximately 8% Decrease in the Aggregate Value of the Futures Contracts Underlying the Commodity Index That Are Approaching Their Delivery Date in the Upcoming Month

If, by 11:00 a.m., New York City time, on any index business day, the aggregate value of the futures contracts underlying the Commodity Index that are approaching their delivery date in the upcoming month declines from their aggregate closing value on the previous index business day by approximately 8% or more, the calculation agent, as soon as reasonably practicable, will determine the Reallocation Percentage and reallocate the value of the 2005-2 Dynamic Portfolio Index so that the percentage of the 2005-2 Dynamic Portfolio Index notionally invested in the Commodity Index portfolio is as close as is reasonably practicable to the Reallocation Percentage, as described under “—Reallocation of the 2005-2 Dynamic Portfolio Index” above. This reallocation will be effected even if the Gap Ratio has not fallen below 16% and therefore no Reallocation Event has occurred. If the aggregate value of the futures contracts underlying the Commodity Index that are approaching their delivery date in the upcoming month declines from their aggregate closing value on the previous index business day by     % or more, the calculation agent (unless at the beginning of that index business day the value of the 2005-2 Dynamic Portfolio Index is less than 101% of the Bond Floor) will disregard any Reallocation Event that was determined to have occurred at the beginning of that index business day and will not make any reallocations with respect to that earlier determination. In addition, in determining the Reallocation Percentage and in effecting any necessary reallocation, the values of the 2005-2 Dynamic Portfolio Index, Commodity Index, the Commodity Index portfolio and the Bond Floor will be their values at the time the calculation agent calculates the Reallocation Percentage. If the reallocation described in this paragraph cannot be made on the day of the decline in the value of the Commodity Index, such reallocation will be made on the next index business day, unless the calculation agent determines at the beginning of the next index business day that a Reallocation Event has occurred, in which case the calculation agent will effect such subsequent Reallocation Event and disregard the reallocation otherwise required by this paragraph.

Reallocation of All of the Value of the 2005-2 Dynamic Portfolio Index to the Notional Bond Portfolio

If the value of the 2005-2 Dynamic Portfolio Index is equal to or less than 101% of the Bond Floor at the close of business on any index business day, the entire value of the 2005-2 Dynamic Portfolio Index at the close of business on the following index business day will be reallocated to the notional bond portfolio until maturity of the notes, even if at the close of business on that day the value of the 2005-2 Dynamic Portfolio Index is greater than 101% of the Bond Floor. This allocation will be effected through a notional sale of all Commodity Index units at their value at the close of business on the index business day the reallocation is effected. The notional proceeds from the sale of the Commodity Index units will be first applied toward reduction of the Notional Participation Facility Amount to zero. All remaining notional proceeds, if any, will be used to purchase notional bond units at their value at the close of business on the index business day on which the reallocation is effected. If the amount allocated to the Commodity Index portfolio falls to zero at any time, it will remain zero for the remaining term of the notes and the reallocation procedures described in this section will no longer apply. If the value of the Commodity Index subsequently increases, the 2005-2 Dynamic Portfolio Index will not participate in any such increase. See “Risk Factors—Risk Factors Relating to the 2005-2 Dynamic Portfolio Index—A Zero Allocation to the Dow Jones-AIG Commodity Index Total Return Portfolio Will Reduce Your Return on the Notes” in this prospectus supplement.

The Annual DPI Return Amount

The Annual DPI Return Date will occur on the day five index business days prior to the Annual Interest Payment Date, commencing on                 , 2005. At the close of business one index business day prior to an Annual DPI Return Date, the calculation agent will calculate the Annual DPI Return Amount. For each Annual DPI Return Date except the Annual DPI Return Date that coincides with the day that is five index business days prior to the maturity date, which we refer to as the Valuation Date, the Annual DPI Return Amount will equal the following:

Annual Ending Value – Adjusted Annual Starting Value

where:

Annual Ending Value	is the value of the 2005-2 Dynamic Portfolio Index at the close of business one index business day before the current Annual DPI Return Date; and

Adjusted Annual Starting Value	is the greater of (1) the value of the 2005-2 Dynamic Portfolio Index on the preceding Annual DPI Return Date (or 100.00 in the case of the first and last Annual DPI Return Date) and (2) 105% of the Bond Floor one index business day before the current Annual DPI Return Date (or 100% of the then-current Bond Floor if an Annual DPI Return Date coincides with the Valuation Date), provided that the Annual DPI Return Amount cannot be less than or equal to zero.

For the Annual DPI Return Date that coincides with the Valuation Date, the Annual DPI Return Amount will equal the following:

Final Annual Ending Value – 100.00

where:

Final Annual Ending Value	is the closing value of the 2005-2 Dynamic Portfolio Index on the final Annual DPI Return Date,

provided that the Annual DPI Return Amount cannot be less than or equal to zero.

The Gap Ratio

The “Gap Ratio” is the ratio of the difference between the value of the 2005-2 Dynamic Portfolio Index and the Bond Floor and the amount of the 2005-2 Dynamic Portfolio Index allocated to the Commodity Index. The Gap Ratio on any index business day will equal:

DPIV – BF
DPIV * BWP

where:

BF	is the Bond Floor (as described below) as determined by the calculation agent at the close of business on the previous index business day; and

BWP	is the percentage of the value of the 2005-2 Dynamic Portfolio Index allocated to the Commodity Index portfolio at the close of business on the previous index business day, net of the portion of the Dynamic Portfolio Adjustment Factor allocated to the Commodity Index portfolio and the Commodity Index Adjustment Factor for the previous index business day.

The Gap Ratio will change in response to changes in the value of the 2005-2 Dynamic Portfolio Index and to changes in interest rates (which affect the level of the Bond Floor and the value of the notional bond portfolio). If the Gap Ratio is below 16%, the calculation agent will decrease the allocation of the 2005-2 Dynamic Portfolio Index to the Commodity Index portfolio. If the Gap Ratio is above 24%, the calculation agent will increase the allocation of the 2005-2 Dynamic Portfolio Index to the Commodity Index portfolio. Assuming all other factors are held constant, in general:

•	if interest rates increase, the Bond Floor will decrease and the Gap Ratio will increase;

•	if interest rates decrease, the Bond Floor will increase and the Gap Ratio will decrease;

•	if the value of the Commodity Index increases, the Gap Ratio will increase; and

•	if the value of the Commodity Index decreases, the Gap Ratio will decrease.

The Reallocation Percentage

The “Reallocation Percentage” is the percentage of the 2005-2 Dynamic Portfolio Index’s value that must be allocated to the Commodity Index portfolio upon the occurrence of a Reallocation Event or after a decline of approximately 8% or more by 11:00 a.m., New York City time, on any index business day in the aggregate value of the futures contracts underlying the Commodity Index that are approaching their delivery date in the upcoming month from their aggregate closing value on the previous index business day if the calculation agent is capable of effecting such reallocation. The Reallocation Percentage will equal:

5.00 *	PDPIV –BF
PDPIV

where:

PDPIV	is the value of the 2005-2 Dynamic Portfolio Index at the close of business on the previous index business day (after being reduced to take into account the reduction of the value of the 2005-2 Dynamic Portfolio Index by the Annual DPI Return Amount, in the case of a determination of the Reallocation Percentage on an Annual DPI Return Date for which the Annual DPI Return Amount is greater than zero), net of the Dynamic Portfolio Adjustment Factor and the Commodity Index Adjustment Factor for that day, and, if applicable, the Notional Participation Facility Fee for that day, provided that the value of the 2005-2 Dynamic Portfolio Index is greater than 101% of the Bond Floor.

The Reallocation Percentage cannot be greater than 150% or less than 0%. If the Reallocation Percentage is greater than 100%, the notional borrowed funds necessary to make the notional investment in the Commodity Index portfolio in excess of 100% of the value of the 2005-2 Dynamic Portfolio Index will be obtained from the Notional Participation Facility.

The Bond Floor

The “Bond Floor” at any time is the sum of the discounted present values of:

(1)	100.00; and

(2)	the Dynamic Portfolio Adjustment Factor that applies when the allocation to the Commodity Index is zero for each day during the remaining term of the notes through and including the fifth index business day before maturity on a 2005-2 Dynamic Portfolio Index with a value of 100.00.

The component of the Bond Floor equal to 100.00 will be discounted from the fifth index business day before maturity. The component of the Bond Floor equal to the value of the Dynamic Portfolio Adjustment Factor for each day during the remaining term of the notes through and including the fifth index business day before maturity will be discounted from the day that the Dynamic Portfolio Adjustment Factor will be calculated and deducted. The calculation agent will calculate the discount rate:

•	in respect of the component of the Bond Floor equal to 100.00, using the interpolated yield derived from the U.S. dollar swap rate curve (or U.S. dollar LIBOR rates for maturities of one year or shorter) interpolated to the maturity date; and

•	in respect of the component of the Bond Floor equal to the value of the Dynamic Portfolio Adjustment Factor on a 2005-2 Dynamic Portfolio Index with a value of 100.00, using the interpolated yields derived from the U.S. dollar swap rate curve (or U.S. dollar LIBOR rates for maturities of one year or shorter) interpolated based upon the expected timing of the calculation of the Dynamic Portfolio Adjustment Factor

plus a credit spread of        %, with such discount rate as provided by Bloomberg Financial Markets or another recognized source selected by the calculation agent on that date. Accordingly, the Bond Floor will increase in response to decreases in interest rates and will decrease in response to increases in interest rates.

If no value of the Bond Floor is available on any date because of a market disruption event or otherwise, unless deferred by the calculation agent as described above, the value of the Bond Floor will be the arithmetic mean, as determined by the calculation agent, of the value of the Bond Floor obtained from as many dealers in fixed-income securities (which may include Citigroup Global Markets Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent.

Reallocation Events—Hypothetical Examples

The following are seven hypothetical examples of the effects of Reallocation Events. These hypothetical examples assume that the value of the 2005-2 Dynamic Portfolio Index does not change between the determination of a Reallocation Event and the subsequent reallocation.

Example 1: A Reallocation Event Requires the Entire Value of the 2005-2 Dynamic Portfolio Index to Be Allocated to the Commodity Index

A Reallocation Event requires the entire value of the 2005-2 Dynamic Portfolio Index to be allocated to the Commodity Index portfolio, but without using the Notional Participation Facility.

Before Reallocation:

Value of the 2005-2 Dynamic Portfolio Index: 107.94

Bond Floor: 86.35

Gap Ratio:    approximately 25.64%

Amount Allocated to Commodity Index: 84.19

Amount Allocated to Notional Bond Portfolio: 23.75

Notional Participation Facility Amount: 0.00

After Reallocation:

Value of the 2005-2 Dynamic Portfolio Index: 107.94

Bond Floor: 86.35

Reallocation Percentage: 100%

Amount Allocated to Commodity Index: 107.94

Amount Allocated to Notional Bond Portfolio: 0.00

Notional Participation Facility Amount: 0.00

Example 2: A Reallocation Event Requires the Use of the Notional Participation Facility to Increase the Allocation to the Commodity Index to Greater Than 100% of the Value of the 2005-2 Dynamic Portfolio Index

A Reallocation Event requires reallocation of more than the entire value of the 2005-2 Dynamic Portfolio Index to the Commodity Index portfolio. Because the Reallocation Percentage is greater than 100%, the Notional Participation Facility must be used.

Before Reallocation:

Value of the 2005-2 Dynamic Portfolio Index: 110.00

Bond Floor: 86.35

Gap Ratio:    approximately 27.42%

Amount Allocated to Commodity Index: 86.25

Amount Allocated to Notional Bond Portfolio: 23.75

Notional Participation Facility Amount: 0.00

After Reallocation:

Value of the 2005-2 Dynamic Portfolio Index: 110.00

Bond Floor: 86.35

Reallocation Percentage:    approximately 107.50%

Amount Allocated to Commodity Index: 118.25

Amount Allocated to Notional Bond Portfolio: 0.00

Notional Participation Facility Amount: 8.25

Example 3: A Reallocation Event Requires the Use of the Notional Participation Facility to Increase the Allocation to the Commodity Index to Approximately 150% of the Value of the 2005-2 Dynamic Portfolio Index

A Reallocation Event requires allocation of more than the entire value of the 2005-2 Dynamic Portfolio Index to the Commodity Index portfolio. Because the Reallocation Percentage is approximately 150%, a substantial portion of the Notional Participation Facility must be used.

Before Reallocation:

Value of the 2005-2 Dynamic Portfolio Index: 123.35

Bond Floor: 86.35

Gap Ratio:    approximately 26.50%

Amount Allocated to Commodity Index: 139.60

Amount Allocated to Notional Bond Portfolio: 0.00

Notional Participation Facility Amount: 16.25

After Reallocation:

Value of the 2005-2 Dynamic Portfolio Index: 123.35

Bond Floor: 86.35

Reallocation Percentage:    approximately 149.98%

Amount Allocated to Commodity Index: 185.00

Amount Allocated to Notional Bond Portfolio: 0.00

Notional Participation Facility Amount: 61.65

Example 4: A Reallocation Event Requires the Allocation to the Commodity Index to Be Reduced and the Reduction of the Notional Participation Facility to Zero Before Increasing the Allocation to the Notional Bond Portfolio

A Reallocation Event requires the allocation of the value of the 2005-2 Dynamic Portfolio Index to the Commodity Index to be reduced. The Notional Participation Facility Amount must be reduced to zero before any reallocation to the notional bond portfolio can be effected.

Before Reallocation:

Value of the 2005-2 Dynamic Portfolio Index: 103.00

Bond Floor: 86.35

Gap Ratio:    approximately 15.21%

Amount Allocated to Commodity Index: 109.50

Amount Allocated to Notional Bond Portfolio: 0.00

Notional Participation Facility Amount: 6.50

After Reallocation:

Value of the 2005-2 Dynamic Portfolio Index: 103.00

Bond Floor: 86.35

Reallocation Percentage:    approximately 80.83%

Amount Allocated to Commodity Index: 83.25

Amount Allocated to Notional Bond Portfolio: 19.75

Notional Participation Facility Amount: 0.00

Example 5: A Reallocation Event Requires the Allocation to the Commodity Index to Be Reduced

A Reallocation Event requires the allocation of the value of the 2005-2 Dynamic Portfolio Index to the Commodity Index to be reduced.

Before Reallocation:

Value of the 2005-2 Dynamic Portfolio Index: 97.00

Bond Floor: 86.35

Gap Ratio:    approximately 11.80%

Amount Allocated to Commodity Index: 90.25

Amount Allocated to Notional Bond Portfolio: 6.75

Notional Participation Facility Amount: 0.00

After Reallocation:

Value of the 2005-2 Dynamic Portfolio Index: 97.00

Bond Floor: 86.35

Reallocation Percentage:    approximately 54.90%

Amount Allocated to Commodity Index: 53.25

Amount Allocated to Notional Bond Portfolio: 43.75

Notional Participation Facility Amount: 0.00

Example 6: A Reallocation Event Requires the Allocation to the Commodity Index to Be Zero

A Reallocation Event requires reallocation of the entire value of the 2005-2 Dynamic Portfolio Index to the notional bond portfolio. Because the allocation to the Commodity Index portfolio is zero, the total value of the 2005-2 Dynamic Portfolio Index will remain allocated to the notional bond portfolio for the remaining term of the notes.

Before Reallocation:

Value of the 2005-2 Dynamic Portfolio Index: 86.35

Bond Floor: 86.35

Gap Ratio: 0.00%

Amount Allocated to Commodity Index: 59.60

Amount Allocated to Notional Bond Portfolio: 26.75

Notional Participation Facility Amount: 0.00

After Reallocation:

Value of the 2005-2 Dynamic Portfolio Index: 86.35

Bond Floor: 86.35

Reallocation Percentage: 0.00%

Amount Allocated to Commodity Index: 0.00

Amount Allocated to Notional Bond Portfolio: 86.35

Notional Participation Facility Amount: 0.00

Example 7: The Value of the 2005-2 Dynamic Portfolio Index is Less Than 101% of the Value of the Bond Floor, Requiring the Allocation to the Commodity Index to Be Zero

Because the value of the 2005-2 Dynamic Portfolio Index is less than 101% of the value of the Bond Floor, the entire value of the 2005-2 Dynamic Portfolio Index must be reallocated to the notional bond portfolio. Because the allocation to the Commodity Index portfolio is zero, the total value of the 2005-2 Dynamic Portfolio Index will remain allocated to the notional bond portfolio for the remaining term of the notes.

Before Reallocation:

Value of the 2005-2 Dynamic Portfolio Index: 87.20

Bond Floor: 86.35

Gap Ratio:    approximately 1.41%

Amount Allocated to Commodity Index: 60.45

Amount Allocated to Notional Bond Portfolio: 26.75

Notional Participation Facility Amount: 0.00

After Reallocation:

Value of the 2005-2 Dynamic Portfolio Index: 87.20

Bond Floor: 86.35

Reallocation Percentage:    0%

Amount Allocated to Commodity Index: 0.00

Amount Allocated to Notional Bond Portfolio: 87.20

Notional Participation Facility Amount: 0.00

Example 8: A Reallocation Event Occurs as a Result of an Annual DPI Return Amount Greater Than Zero and Requires the Allocation to the Commodity Index To Be Reduced

A Reallocation Event occurs as a result of the calculation of an Annual DPI Return Amount greater than zero and requires the allocation of the value of the 2005-2 Dynamic Portfolio Index to the Commodity Index to be reduced.

Before Reallocation:

Value of the 2005-2 Dynamic Portfolio Index: 107.00

Annual DPI Return Amount: 4.75

Bond Floor: 86.35

Gap Ratio: approximately 19.83%

Amount Allocated to Commodity Index: 104.15

Amount Allocated to Notional Bond Portfolio: 2.85

Notional Participation Facility Amount: 0.00

After Reallocation:

Value of the 2005-2 Dynamic Portfolio Index: 102.25

Bond Floor: 86.35

Reallocation Percentage: approximately 77.75%

Amount Allocated to Commodity Index: 79.50

Amount Allocated to Notional Bond Portfolio: 22.75

Notional Participation Facility Amount: 0.00

DESCRIPTION OF THE DOW JONES-AIG COMMODITY INDEX TOTAL RETURNSM

General

The Dow Jones-AIG Commodity Index Total Return (the “Commodity Index”) is a total return index that reflects the return on a fully collateralized investment in the Dow Jones-AIG Commodity Index (the “Index”). The Commodity Index combines the returns of the Dow Jones-AIG Commodity Index with the deemed returns an investor would receive on implied cash collateral if it was invested in U.S. Treasury bills. These deemed returns are calculated by using the 3-month U.S. Treasury bill rate, updated weekly. Thus, a fully collateralized futures investment is one in which the investor pays the face value of the futures contract as collateral at the time that the futures position is opened, and receives the 3-month U.S. Treasury bill rate on this collateral as well as the return for holding the futures contract. Treasury rates are utilized in order to approximate a risk-free rate of return.

The Index was introduced in July 1998 to provide a diversified and liquid benchmark for physical commodities as an asset class. The Index currently is composed of the prices of nineteen exchange-traded futures contracts on physical commodities. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. The commodities (on which the futures contracts are based) included in the Index for 2005 are aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, hogs, cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc. Futures contracts on the Index are currently listed for trading on the Chicago Board of Trade (“CBOT”).

Dow Jones and AIG will calculate and disseminate Commodity Index quotes every 15 seconds (assuming the Commodity Index value has changed within such fifteen-second interval) during regular futures exchange trading hours of 7:00 a.m. to 2:00 p.m. (Central Time) and a daily index value for the Commodity Index at approximately 4:00 p.m. (Central Time) on each day on which the sum of the Commodity Index Percentages (as discussed in “—Annual Reweightings and Rebalancings of the Index—Determination of Relative Weightings,” below) for those Commodity Index commodities that are open for trading is greater than 50%.

Unless otherwise stated, we have derived all information regarding the Commodity Index and the Index provided in this prospectus supplement, including their composition, method of calculation and changes in components, from Dow Jones and AIG, publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, Dow Jones and AIG. Dow Jones and AIG are under no obligation to continue to publish, and may discontinue or suspend the publication of, the Commodity Index and the Index at any time. We do not assume any responsibility for the accuracy or completeness of any information relating to the Commodity Index or the Index.

The Dow Jones-AIG Commodity Index Oversight Committee

Dow Jones and AIG have established the Dow Jones-AIG Commodity Index Oversight Committee to assist them in connection with the operation of the Index. The Dow Jones-AIG Commodity Index Oversight Committee includes prominent members of the financial, academic and legal communities selected by AIG and meets annually to consider changes to be made to the Index for the coming year. The Dow Jones-AIG Commodity Index Oversight Committee may also meet at such other times as may be necessary.

As described in more detail below, the Commodity Index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the Commodity Index are determined each year in June by AIG. Following the Dow Jones-AIG Commodity Index Oversight Committee’s annual meeting in June or July, the annual weightings are publicly announced in July.

Four Main Principles Guiding the Creation of the Dow Jones-AIG Commodity Index

The Index was created using the following four main principles:

•	Economic significance. The Index is intended to represent the importance of a diversified group of commodities to the world economy. To achieve a fair representation, the Index uses both liquidity data and dollar-weighted production data in determining the relative quantities of included commodities.

The Index primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants. The Index also relies on production data as a useful measure of the importance of a commodity to the world economy. Production data alone, however, may underestimate the economic significance of storable commodities (such as gold) relative to non-storable commodities (such as live cattle). Production data alone also may underestimate the investment value that financial market participants place on certain commodities, and/or the amount of commercial activity that is centered around various commodities. Put another way, production statistics alone do not necessarily provide as accurate a blueprint of economic importance as the pronouncements of the markets themselves. The Index thus relies on data that is both an inherent aspect of the futures market (liquidity) and external to the futures market (production) in determining relative weightings.

•	Diversification. A second major goal of the Index is to provide diversified exposure to commodities as an asset class. As described further below, diversification rules have been established and are applied annually.

•	Continuity. The third goal of the Index is to be responsive to the changing nature of commodity markets in a manner that does not completely reshape the character of the index from year to year. The Index is intended to provide a stable benchmark.

•	Liquidity. Another goal of the Index is to provide a highly liquid index. The explicit inclusion of liquidity as a weighting factor helps to ensure that the Index can accommodate substantial investment flows. The liquidity of an index affects transaction costs associated with current investments. It also may affect the reliability of historical price performance.

Daily Calculations

The Commodity Index is calculated daily by Dow Jones, in conjunction with AIG, by (a) applying the impact of the changes to the futures prices of commodities included in the Commodity Index (based on their relative weightings) to the previous day’s Commodity Index value, and (b) adding one day’s interest, calculated using a rolling three month U.S. treasury bill rate updated weekly. Since the futures contracts included in the Commodity Index are for physical commodities, they must be rolled periodically according to a fixed schedule in order to maintain exposure to the underlying commodities without taking delivery. The rollover for each contract occurs over a period of five business days during such applicable period.

Annual Reweightings and Rebalancings of the Index

The Commodity Index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the Commodity Index are determined each year in June by AIG, under the supervision of the Dow Jones-AIG Commodity Index Oversight Committee, announced in July and implemented the following January. The composition of the Index for 2005 was approved by the Dow Jones-AIG Commodity Index Oversight Committee at a meeting held in July 2004. At that time, the Dow Jones-AIG Commodity Index Oversight Committee determined that cocoa fell below the minimum required threshold for inclusion in the Commodity Index and as a result the cocoa weight will be reduced to 0% over the normal five-day January roll period, the five business days from January 10 to January 14. The new weightings for the Commodity Index will go into effect during the same roll period and will be effective at the close of business on January 14, 2005.

Determination of Relative Weightings

The relative weightings of the component commodities included in the Commodity Index are determined annually according to both liquidity and dollar-adjusted production data in 2/3 and 1/3 shares, respectively. Each June, for each commodity designated for potential inclusion in the Commodity Index, liquidity is measured by the Commodity Liquidity Percentage (“CLP”) and production by the Commodity Production Percentage (“CPP”). The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the average settlement prices of the futures contract selected as the reference contract for that commodity (the “Designated Contract”), and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the Commodity Index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic dollar value of the Designated Contract, and dividing the result by the sum of such production figures for all the commodities that were designated for potential inclusion in the Commodity Index. The CLP and the CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (“CIP”) for each commodity. This CIP is then adjusted in accordance with certain diversification rules in order to determine the commodities that will be included in the Commodity Index (the “Index Commodities”) and their respective percentage weights, as described below.

Commodity Index Multipliers

Subject to the Diversification Rules discussed below, CIPs are incorporated into the Commodity Index by calculating the new unit weights for each Index Commodity. On the fourth business day of each new calendar year (the “CIM Determination Date”), the CIPs, along with the settlement prices on that date for Designated Contracts included in the Commodity Index, are used to determine a “Commodity Index Multiplier” or “CIM” for each Index Commodity. This CIM is used to achieve the percentage weightings of the Index Commodities, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each Index Commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Diversification Rules

The Commodity Index is designed to provide diversified exposure to commodities as an asset class. To ensure that no single commodity or commodity sector dominates the index, the index relies on several diversification rules, which are applied annually when the Commodity Index is reweighted and rebalanced on a price-percentage basis. The following diversification rules are applied to the annual reweighting and rebalancing of the Commodity Index as of January of the applicable year:

•	No related group of commodities (e.g., energy, precious metals, livestock, or grains) may constitute more than 33% of the index.

•	No single commodity may constitute more than 15% of the index.

•	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the index.

•	No single commodity that is in the index may constitute less than 2% of the index.

Following the annual reweighting and rebalancing of the Commodity Index in January, the percentage of any single commodity or group of commodities will fluctuate and may exceed or be less than the percentages set forth above.

Commodities Available for Inclusion in the Commodity Index

Commodities have been selected which are believed to be sufficiently significant to the world economy to merit consideration and which are the subject of a qualifying related futures contract. The 23 potential commodities currently are aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, heating oil, lead, cattle, hogs, natural gas, nickel, platinum, silver, soybeans, soybean oil, sugar, tin, unleaded gasoline, wheat and zinc.

The 19 Index Commodities selected for 2005 are aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, hogs, cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc.

Designated Contracts

A futures contract known as a Designated Contract is selected for each commodity. With the exception of several London Metal Exchange (“LME”) contracts, where the Dow Jones-AIG Commodity Index Oversight Committee believes that there exists more than one futures contract with sufficient liquidity to be chosen as a designated contract for a commodity, the Dow Jones-AIG Commodity Index Oversight Committee selects the futures contract that is traded in North America and denominated in dollars. If more than one such contract exists, the Dow Jones-AIG Commodity Index Oversight Committee selects the most actively traded contract. Data concerning this Designated Contract will be used to calculate the Commodity Index. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced, a comparable futures contract would be selected, if available to replace that Designated Contract. The Designated Contracts for the commodities included in the Commodity Index for 2005 will be as follows:

Commodity	Designated Contract	Exchange	Units	Price Quote	Current Weighting**
Aluminum	High Grade Primary Aluminum	LME	25 metric tons	$/metric ton	7%
Coffee	Coffee “C”	CSCE	37,500 lbs	cents/pound	3%
Copper*	High Grade Copper	COMEX	25,000 lbs	cents/pound	6%
Corn	Corn	CBOT	5,000 bushels	cents/bushel	6%
Cotton	Cotton	NYCE	50,000 lbs	cents/pound	3%
Crude Oil	Light, Sweet Crude Oil	NYMEX	1,000 barrels	$/barrel	13%
Gold	Gold	COMEX	100 troy oz.	$/troy oz.	6%
Heating Oil	Heating Oil	NYMEX	42,000 gallons	cents/gallon	4%
Live Cattle	Live Cattle	CME	40,000 lbs	cents/pound	6%
Lean Hogs	Lean Hogs	CME	40,000 lbs	cents/pound	4%
Natural Gas	Henry Hub Natural Gas	NYMEX	10,000 mmbtu	$/mmbtu	12%
Nickel	Primary Nickel	LME	6 metric tons	$/metric ton	3%
Silver	Silver	COMEX	5,000 troy oz.	cents/troy oz.	2%
Soybeans	Soybeans	CBOT	5,000 bushels	cents/bushel	8%
Soybean Oil	Soybean Oil	CBOT	60,000 lbs	cents/pound	3%
Sugar	World Sugar No. 11	CSCE	112,000 lbs	cents/pound	3%
Unleaded Gasoline	New York Harbor Unleaded Gasoline	NYMEX	42,000 gal	cents/gallon	4%
Wheat	Wheat	CBOT	5,000 bushels	cents/bushel	5%
Zinc	Special High Grade Zinc	LME	25 metric tons	$/metric ton	3%

*	The Commodity Index uses the High Grade Copper contract traded on the COMEX division of the New York Mercantile Exchange for copper contract prices and LME volume data in determining the weighting for the Index.
**	Reflects the approximate weightings of the 19 commodities included in the Commodity Index, which will be in effect as of the close of business on January 14, 2005.

In addition to the commodities set forth in the above table, cocoa, lead, platinum and tin also are considered for inclusion in the Commodity Index.

Commodity Groups

For purposes of applying the diversification rules discussed above, the commodities available for inclusion in the index are assigned to “Commodity Groups.” The Commodity Groups, and the commodities currently included in each Commodity Group, are as follows:

Commodity Group:	Current Weighting*:	Commodities:	Commodity Group:	Current Weighting*:	Commodities:
Energy Precious Metals Industrial Metals	33% 8% 18%	Crude Oil Heating Oil Natural Gas Unleaded Gasoline Gold Platinum Silver Aluminum Copper Lead Nickel Tin Zinc	Livestock Grains Softs Vegetable Oil	11% 18% 9% 3%	Cattle Hogs Corn Soybeans Wheat Cocoa Coffee Cotton Sugar Soybean Oil

*	Reflects the approximate weightings of the seven Commodity Groups of the Commodity Index, which will be in effect as of the close of business on January 14, 2005.

The Commodity Index Is a Rolling Index

The Commodity Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity. In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. The rollover for each contract occurs over a period of five business days each month according to a pre-determined schedule. This process is known as “rolling” a futures position.

Commodity Index Calculation Disruption Events

From time to time, disruptions can occur in trading futures contracts on various commodity exchanges. The daily calculation of the Commodity Index will be adjusted in the event that AIG determines that any of the following index calculation disruption events exists:

•	the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Commodity Index on that day,

•	the settlement price of any futures contract used in the calculation of the Commodity Index reflects the maximum permitted price change from the previous day’s settlement price,

•	the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the Commodity Index, or

•	with respect to any futures contract used in the calculation of the Commodity Index that trades on the LME, a business day on which the LME is not open for trading.

The Chicago Board of Trade

The Chicago Board of Trade (CBOT), established in 1848, is a leading futures and options on futures exchange. More than 3,600 CBOT members trade 50 different futures and options products at the exchange through an open auction and/or electronically. Volume at the exchange in 2003 was a record breaking 454 million contracts. The CBOT’s first financial futures contract, launched in October 1975, was based on Government National Mortgage Association mortgage-backed certificates. Since that introduction, futures trading has been initiated in many financial instruments, including U.S. Treasury bonds and notes, stock indexes, and swaps, to name but a few. Another market innovation, options on futures, was introduced in 1982.

The CBOT presently is a self-governing, self-regulated Delaware not-for-profit, non-stock corporation that serves individuals and member firms. There are several types of memberships within the CBOT, which allow access to all or some of the markets listed at the exchange. Of the CBOT’s 3,600 members, 1,400 are full members who have trading access to all of the exchange’s contracts. The governing body of the exchange consists of a President and CEO; Chairman; Vice Chairman and 15 other directors.

Historical Closing Values of the Commodity Index

The following table sets forth the month-end closing values of the Dow Jones-AIG Commodity Index Total Return from January 1999 through December 2004. The historical performance of the Dow Jones-AIG Commodity Index Total Return should not be taken as an indication of future performance.

	1999	2000	2001	2002	2003	2004
January	112.30	147.86	180.57	147.84	201.83	236.46
February	108.39	150.45	179.81	151.67	208.62	251.80
March	118.78	151.90	172.15	167.18	192.88	259.58
April	123.58	150.04	178.21	167.18	191.68	254.97
May	115.99	160.14	174.47	164.61	202.88	259.30
June	122.47	163.92	167.51	167.81	197.87	248.55
July	124.62	155.70	169.69	166.90	199.06	252.94
August	131.85	171.02	169.62	173.47	206.92	248.33
September	138.71	169.96	158.18	180.01	207.09	265.33
October	133.21	165.85	150.67	178.15	216.98	269.82
November	136.34	179.18	151.83	178.65	216.30	266.59
December	140.26	184.92	148.84	187.40	232.25	253.50

The following graph plots the historical daily closing values of the Commodity Index from July 1997 to December 2004. Past movements of the Commodity Index are not necessarily indicative of future Commodity Index values or what the value of the 2005-2 Dynamic Portfolio Index or the notes may be. Any historical upward or downward trend in the value of the Commodity Index during any period set forth below is not an indication that the Commodity Index is more or less likely to increase or decrease at any time during the term of the notes.

The value of the Commodity Index at the close of business on January 12, 2005 was 252.93.

License Agreement

“Dow JonesSM,” “AIG®”, “Dow Jones-AIG Commodity Index Total ReturnSM,” “Dow-Jones-AIG Commodity IndexSM,” and “DJ-AIGCISM” are registered trademarks or service marks of Dow Jones & Company, Inc. and American International Group, Inc. (“American International Group”), as the case may be, and have been licensed for use for certain purposes by Citigroup Global Markets Holdings. The notes are not sponsored, endorsed, sold or promoted by Dow Jones, AIG International Inc. (“AIGI”), American International Group, or any of their respective subsidiaries or affiliates, and none of Dow Jones, AIGI, American International Group, or any of their respective subsidiaries or affiliates, makes any representation regarding the advisability of investing in such products.

Dow Jones, AIGI and Citigroup Global Markets Holdings have entered into a non-exclusive license agreement providing for the license to Citigroup Global Markets Holdings, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Commodity Index, which is published by Dow Jones and AIGI, in connection with certain products, including the notes.

The license agreement between Dow Jones, AIGI and Citigroup Global Markets Holdings provides that the following language must be set forth in this prospectus supplement:

The notes are not sponsored, endorsed, sold or promoted by Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates. None of Dow Jones, American International Group, AIGI or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the notes or any member of the public regarding the advisability of investing in securities or commodities generally or in the notes particularly. The only relationship of Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates to the Licensee is the licensing of certain trademarks, trade names and service marks and of the Commodity Index, which is determined, composed and calculated by Dow Jones in conjunction with AIGI without regard to Citigroup Global Markets Holdings or the notes. Dow Jones and AIGI have no obligation to take the needs of Citigroup Global Markets Holdings or the owners of the notes into consideration in determining, composing or calculating the Commodity Index. None of Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. None of Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates shall have any obligation or liability, including without limitation to notes customers, in connection with the administration, marketing or trading of the notes. Notwithstanding the foregoing, AIGI, American International Group and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by Licensee, but which may be similar to and competitive with the notes. In addition, American International Group, AIGI and their respective subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Index and the Commodity Index), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Commodity Index and the notes.

This prospectus supplement relates only to the notes and does not relate to the exchange-traded physical commodities underlying any of the Index components. Purchasers of the notes should not conclude that the inclusion of a futures contract in the Index is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates. The information in the Prospectus Supplement regarding the Index components has been derived solely from publicly available documents. None of Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates has made any due diligence inquiries with respect to the Index components in connection with notes. None of Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Index components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-AIG COMMODITY INDEX TOTAL RETURNSM, THE DOW JONES-AIG COMMODITY INDEXSM OR ANY DATA INCLUDED THEREIN AND NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP GLOBAL MARKETS HOLDINGS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-AIG COMMODITY INDEX TOTAL RETURNSM, THE DOW JONES-AIG COMMODITY INDEXSM OR ANY DATA INCLUDED THEREIN. NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-AIG COMMODITY INDEX TOTAL RETURNSM, THE DOW JONES-AIG COMMODITY INDEXSM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG DOW JONES, AIGI AND CITIGROUP GLOBAL MARKETS HOLDINGS, OTHER THAN AMERICAN INTERNATIONAL GROUP.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of United States federal income tax consequences material to the purchase, ownership and disposition of the notes. Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of a note that is (i) an individual citizen or resident of the United States, (ii) a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or (iii) otherwise subject to United States federal income taxation on a net income basis in respect of the notes (a “U.S. Holder”). This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase the notes by any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under United States federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that will hold the notes as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, (iii) persons whose functional currency is not the United States dollar, (iv) persons that do not hold the notes as capital assets or (v) persons that did not purchase the notes in the initial offering.

This summary is based on United States federal income tax laws, regulations, rulings and decisions in effect as of the date of this prospectus supplement, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

PROSPECTIVE INVESTORS IN THE NOTES SHOULD CONSULT THEIR TAX ADVISORS IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Tax Characterization of the Notes

The tax characterization of the notes is not entirely clear. Citigroup Global Markets Holdings will treat each note for United States federal income tax purposes as a single debt instrument issued by Citigroup Global Markets Holdings that is subject to Treasury regulations governing contingent payment debt instruments (the “CPDI regulations”). Moreover, each holder, by accepting a note, agrees to this treatment of the note and to report all income (or loss) with respect to the note in accordance with the CPDI regulations. It is possible, however, that the notes could be characterized as debt instruments that are subject to Treasury regulations governing variable rate debt instruments (“VRDIs”), rather than as debt instruments subject to the CPDI regulations. If the notes were properly treated as VRDIs, payments of interest on a note generally would be taxable to a U.S. Holder as ordinary interest income at the time that such payments are received or accrued, in accordance with the U.S. Holder’s method of tax accounting. The remainder of this summary assumes the treatment of each note as a single debt instrument subject to the CPDI regulations and the holder’s agreement thereto.

U.S. Holders

Accrual of Interest on the Notes

Pursuant to the CPDI regulations, U.S. Holders will be required to accrue interest income on the notes, in the amounts described below, regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting. Accordingly, U.S. Holders may be required to include interest in taxable income in excess of interest payments actually received in a taxable year.

The CPDI regulations provide that a U.S. Holder must accrue ordinary interest income, as original issue discount, for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the notes in an amount that equals:

(1)  the product of (i) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period; and (ii) the comparable yield to maturity (as defined below) of the notes, adjusted for the length of the accrual period;

(2)  divided by the number of days in the accrual period; and

(3)  multiplied by the number of days during the accrual period that the U.S. Holder held the notes.

The issue price of the notes is the first price at which a substantial amount of the notes is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. It is expected that the issue price of the notes will be their par amount. The adjusted issue price of a note generally is its issue price (i) increased by any interest income previously accrued (determined without regard to any adjustments to interest accruals described below) and (ii) decreased by the amount of any projected payments that have been previously scheduled to be made in respect of the notes (without regard to the actual amount paid).

The term “comparable yield” means the annual yield we would pay, as of the initial issue date, on a fixed-rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the notes. Citigroup Global Markets Holdings has assumed, solely for purposes of determining the comparable yield, that the notes will mature on                  , 2011, even though the notes may be mandatorily redeemed before that date, because Citigroup Global Markets Holdings is not aware of any basis for determining whether or when the notes in fact will be mandatorily redeemed before that date. We have determined that the comparable yield for the notes is an annual rate of     %, compounded annually.

The CPDI regulations require that Citigroup Global Markets Holdings provide to U.S. Holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments, referred to as projected payments, on the notes. The payments set forth on that schedule must produce a total return on the note equal to the comparable yield. The projected payment schedule provides estimates for the annual coupons payable on the notes, as well as the amount to be paid upon the maturity of the notes. It is not entirely clear how the projected payment schedule for the notes should be determined. The method required by the CPDI regulations does not contemplate a debt instrument that provides for annual coupon payments determined by reference to the positive or negative value of an index with components that may be reallocated at any time, or by reference to an index determined in part by futures prices that may be greater or lower than spot prices. Citigroup Global Market Holdings believes that a reasonable method for determining the projected payment schedule is to use a schedule of level projected payments over the term of the notes. On that basis, the projected payment schedule for the notes projects annual payments of $             per note, and a final payment at maturity equal to $10.

It is possible that the IRS could assert that a different projected payment schedule is required, in which case U.S. Holders would be required to accrue an amount of interest income in some years that would be greater than the amount of cash received by the U.S. Holders in those years and would be required to accrue an amount of interest income in other years that would be less than the amount of cash received by the U.S. Holders in those years. The CPDI regulations provide that the issuer’s determination of the projected payment schedule will be respected unless such determination is unreasonable.

The comparable yield and the schedule of projected payments are not determined for any purpose other than for the determination of a U.S. Holder’s interest accruals and adjustments thereof in respect of the notes for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable on the notes.

Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Internal Revenue Code of 1986, as amended.

Adjustments to Interest Accruals on the Notes

If, during any taxable year, a U.S. Holder receives actual payments with respect to the notes that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a “net positive adjustment” under the CPDI regulations equal to the amount of such excess. The U.S. Holder will treat a “net positive adjustment” as additional interest income.

If a U.S. Holder receives in a taxable year actual payments with respect to the notes that in the aggregate are less than the amount of projected payments for that taxable year, the U.S. Holder will incur a “net negative adjustment” under the CPDI regulations equal to the amount of such deficit. This adjustment will reduce the U.S. Holder’s interest income on the notes for that taxable year.

U.S. Holders should be aware that the information statements they receive from their brokers (on an Internal Revenue Service Form 1099) stating accrued original issue discount in respect of the notes may not take net negative or positive adjustments into account, and thus may overstate or understate the holders’ interest inclusions.

Effect of Zero Allocation to the Commodity Index Portfolio

If the notional allocation of a U.S. Holder’s investment to the Commodity Index portfolio were to become zero more than six months prior to the maturity of the notes, so that coupons would cease to be paid on the notes and the amount paid at maturity of a note would become fixed, then a U.S. Holder would incur “net negative adjustments” to interest income under the CPDI regulations. Under the CPDI regulations those net negative adjustments must be taken into account in a reasonable manner over the periods to which they relate. While the application of this rule to the notes is not entirely clear, the net negative adjustments generally should be allocated to reduce to zero the net interest income recognized by a U.S. Holder under the CPDI regulations during current and future taxable years in respect of interest payment dates following the date on which all payments under the notes become fixed. Any remaining amount of the net negative adjustment should give rise to ordinary loss. If, however, the fixed amount that a U.S. Holder will receive at maturity exceeds the principal amount of the note, a reasonable manner for a U.S. Holder to take such excess into account would be to accrue the amount of such excess over the remaining term of the note.

Sale, Exchange or Redemption

Upon the sale, exchange or other disposition of a note, including early mandatory redemption of a note or redemption of a note at maturity, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, and (b) the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will generally be equal to (i) the U.S. Holder’s original purchase price for the note, (ii) increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above) and (iii) decreased by the amount of any projected payments that have been previously scheduled to be made in respect of the notes (without regard to the actual amount paid).

Gain recognized upon disposition of a note generally will be treated as ordinary interest income, and any loss generally will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the note is held for more than one year). However, if the disposition of a note occurs after a time when the notional allocation of such U.S. Holder’s investment to the Commodity Index portfolio has become zero more than six months prior to the maturity of the notes, then any resultant gain or loss will be capital. The deductibility of net capital losses is subject to limitations.

Backup Withholding Tax and Information Reporting

Unless a U.S. Holder is an exempt recipient, such as a corporation, payments under the notes and the proceeds received from the sale of notes will be subject to information reporting and will also be subject to

United States federal backup withholding tax if such U.S. Holder fails to supply an accurate taxpayer identification number on Internal Revenue Service Form W-9 or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amounts so withheld generally will be allowed as a credit against the U.S. Holder’s United States federal income tax liability.

Non-U.S. Holders

The following is a summary of certain United States federal income tax consequences that will apply to Non-U.S. Holders of the notes. The term “Non-U.S. Holder” means a beneficial owner of a note that is a foreign corporation or nonresident alien.

Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state and local and any foreign tax consequences that may be relevant to them.

Payments with Respect to the Notes

All payments on the notes made to a Non-U.S. Holder, and any gain realized on a sale, exchange or redemption of the notes, will be exempt from United States income and withholding tax, provided that:

(i)  such Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of the Citigroup Global Markets Holdings’ stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to Citigroup Global Markets Holdings through stock ownership;

(ii)  the beneficial owner of a note certifies on Internal Revenue Service Form W-8BEN (or successor form), under penalties of perjury, that it is not a United States person and provides its name and address or otherwise satisfies applicable documentation requirements;

(iii)  (A) such payments and gain are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States and (B) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale, exchange or redemption of the notes; and

(iv)  the futures contracts underlying the Commodity Index are actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Internal Revenue Code of 1986, as amended.

If a Non-U.S. Holder of the notes is engaged in a trade or business in the United States, and if interest on the notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, generally will be subject to regular United States federal income tax on interest and on any gain realized on the sale, exchange or redemption of the notes in the same manner as if it were a U.S. Holder. In lieu of the certificate described in clause (ii) of the second preceding paragraph, such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed Internal Revenue Service Form W-8ECI (or successor form) in order to claim an exemption from withholding tax.

Backup Withholding Tax and Information Reporting

In general, if you are a Non-U.S. Holder you generally will not be subject to backup withholding and information reporting with respect to payments made by us with respect to the notes if you have provided us with an Internal Revenue Service Form W-8BEN described above and we do not have actual knowledge or reason to know that you are a United States person. In addition, no backup withholding will be required regarding the proceeds of the sale of the notes made within the United States or conducted through certain United States financial intermediaries if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person or you otherwise establish an exemption.

UNDERWRITING

The terms and conditions set forth in the terms agreement dated the date hereof, which incorporates by reference the underwriting agreement basic provisions dated December 1, 1997, govern the sale and purchase of the notes. The terms agreement and the underwriting agreement basic provisions are referred to together as the underwriting agreement. Citigroup Global Markets Inc., as underwriter, has agreed to purchase from Citigroup Global Markets Holdings, and Citigroup Global Markets Holdings has agreed to sell to Citigroup Global Markets Inc., $             principal amount of notes (             notes).

The underwriting agreement provides that the obligation of Citigroup Global Markets Inc. to purchase the notes included in this offering is subject to approval of certain legal matters by counsel and to other conditions. Citigroup Global Markets Inc. is obligated to purchase all of the notes if it purchases any of the notes.

Citigroup Global Markets Inc. proposes to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to certain dealers at the public offering price less a concession not in excess of $             per note. Citigroup Global Markets Inc. may allow, and these dealers may reallow, a concession not in excess of $             per note on sales to certain other dealers. Sales may also be made through Citicorp Investment Services and Citicorp Financial Services Corp., broker-dealers affiliated with Citigroup Global Markets Inc., acting as agents. Citicorp Investment Services and Citicorp Financial Services Corp. will receive as remuneration a portion of the underwriting discount set forth on the cover of this prospectus supplement equal to $             per note for the notes they sell. If all of the notes are not sold at the initial offering price, Citigroup Global Markets Inc. may change the public offering price and the other selling terms.

Citigroup Global Markets Holdings has agreed that, for the period beginning on the date of the underwriting agreement and continuing to and including the closing date for the purchase of the notes, it will not, without the prior written consent of Citigroup Global Markets Inc., offer, sell, contract to offer or sell or otherwise dispose of any securities, including any backup undertakings for such securities, of Citigroup Global Markets Holdings, in each case that are substantially similar to the notes or any security convertible into or exchangeable for the notes or substantially similar securities. Citigroup Global Markets Inc. may release any of the notes subject to this lock-up at any time without notice.

The underwriting agreement provides that Citigroup Global Markets Holdings will indemnify Citigroup Global Markets Inc. against certain liabilities under the Securities Act of 1933 relating to material misstatements and omissions.

Prior to this offering, there has been no public market for the notes. Consequently, the initial public offering price for the notes was determined by negotiations among Citigroup Global Markets Holdings and Citigroup Global Markets Inc. There can be no assurance, however, that the prices at which the notes will sell in the public market after this offering will not be lower than the price at which they are sold by Citigroup Global Markets Inc. or that an active trading market in the notes will develop and continue after this offering.

The notes will not be listed on any exchange.

In connection with the offering, Citigroup Global Markets Inc., as the underwriter, may purchase and sell notes, futures contracts on the Commodity Index and the futures contracts underlying the Commodity Index in the open market. These transactions may include covering transactions and stabilizing transactions. Covering transactions involve purchases of notes in the open market after the distribution has been completed to cover short positions. Stabilizing transactions consist of bids or purchases of notes, futures contracts on the Commodity Index or the futures contracts underlying the Commodity Index made for the purpose of preventing a decline in the market price of the notes, futures contracts on the Commodity Index or the futures contracts underlying the Commodity Index while the offering is in progress. These activities may cause the price of the notes to be higher than would otherwise be the case in the absence of these transactions. Citigroup Global Markets Inc. is not required to engage in any of these activities and may end any of these activities at any time.

Citigroup Global Markets Inc. is a subsidiary of Citigroup Global Markets Holdings. Accordingly, the offering will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers. Citigroup Global Markets Inc. may not confirm sales to any discretionary account without the prior specific written approval of a customer.

In order to hedge its obligations under the notes, Citigroup Global Markets Holdings expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors—Risk Factors Relating to the Notes—The Market Value of the Notes May Be Affected by Purchases and Sales of the Futures Contracts Underlying the Dow Jones-AIG Commodity Index Total Return, the Commodities on Which Such Futures Contracts Are Based or Derivative Instruments Related to the Commodity Index by Affiliates of Citigroup Global Markets Holdings” and “—Citigroup Global Markets Holdings’ Hedging Activity Could Result in a Conflict of Interest” in this prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

This prospectus supplement, together with the accompanying prospectus, may also be used by Citigroup Global Markets Holdings’ broker-dealer subsidiaries or affiliates in connection with offers and sales of the notes (subject to obtaining any necessary approval of the Nasdaq National Market for any of these offers and sales) in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of these subsidiaries or affiliates may act as principal or agent in these transactions. None of these subsidiaries or affiliates is obligated to make a market in the notes and any may discontinue any market making at any time without notice, at its sole discretion.

Any secondary market purchases of notes by Citigroup Global Markets Inc. (or any other of our broker-dealer subsidiaries or affiliates) prior to maturity will be at a price that is net of the repurchase spread described below. As a result, the price at which you may sell your notes to Citigroup Global Markets Inc. may be less than the amount you originally invest. You should expect that the market value of the notes will be less than it would in the absence of the repurchase spread. The repurchase spread per note will decrease over the term of the notes and on each anniversary of the date the notes are originally issued to the public will equal:

Date of Repurchase	Repurchase Spread per Note
, 2005 (the date the notes are originally issued to the public)	$0.350
, 2006	$0.285
, 2007	$0.225
, 2008	$0.165
, 2009	$0.105
, 2010	$0.050
, 2011 (the maturity date)	$0.000

If a note is repurchased on a date that is not listed above, the calculation agent will determine the repurchase spread per note by performing a straight-line interpolation between the repurchase spreads for the date listed above immediately preceding the repurchase date and the date listed above immediately following the repurchase date.

We expect that delivery of the notes will be made against payment therefor on or about             , 2005, which is the fifth business day after the date hereof. Under Rule 15c6-1 of the Securities Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date hereof or the next following business day will be required, by virtue of the fact that the notes initially will not settle in T+3, to specify an alternative settlement cycle at the time of such trade to prevent a failed settlement and should consult their own advisor.

ERISA MATTERS

Each purchaser of the notes or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the notes through and including the date of disposition of such notes that (a) it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of 29 C.F.R. 2510.3-101 or otherwise, or (iii) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA ((i), (ii) and (iii) collectively, “ERISA-Type Plans”); and (b) if it is a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended, that is not an ERISA-Type Plan (for example, individual retirement accounts, individual retirement annuities or Keogh plans), none of Citigroup Global Markets Inc., its affiliates or any employee thereof manages the plan or provides advice that serves as a primary basis for the plan’s decision to purchase, hold or dispose of the notes.

LEGAL MATTERS

The validity of the notes and certain matters relating thereto will be passed upon for Citigroup Global Markets Holdings by Edward F. Greene, Esq. Mr. Greene, General Counsel of Citigroup Global Markets Holdings, beneficially owns, or has rights to acquire under Citigroup employee benefit plans, an aggregate of less than one percent of the common stock of Citigroup. Certain legal matters will be passed upon for the underwriter by Cleary Gottlieb Steen and Hamilton LLP, New York, New York. Cleary Gottlieb Steen & Hamilton LLP has also acted as special tax counsel to Citigroup Global Markets Holdings in connection with the notes. Cleary Gottlieb Steen & Hamilton LLP has from time acted as counsel for Citigroup Global Markets Holdings and certain of its affiliates and may do so in the future.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement is accurate as of any date other than the date on the front of the document.

Citigroup Global Markets

Holdings Inc.

Commodity Index Linked Notes Principal Protected Callable Notes

with Income Based Upon the Potential Annual Appreciation of the 2005-2 Dynamic Portfolio IndexSM

Due         , 2011

($10 Principal Amount per Note)

Prospectus Supplement

          , 2005

(Including Prospectus dated

November 1, 2004)